CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSE AND COLLABORATION Agreement

between

Provention Bio, Inc.

anD

AMGEN INC.

EffectiVe Date: November 5, 2018

-i-

	7.4	Subscription Agreement; Purchase of Company Stock	24

8.	Payment; Records; Audits		26

	8.1	Payment; Reports	26
	8.2	Manner and Place of Payment	26
	8.3	Taxes	27
	8.4	Records; Audit	28
	8.5	Late Payments	28

9.	Intellectual Property		28

	9.1	Ownership of Inventions	28
	9.2	Patent Prosecution and Maintenance	29
	9.3	Cooperation of the Parties	31
	9.4	Infringement or Misappropriation by Third Parties	31
	9.5	Defense and Settlement of Third Party Claims	32
	9.6	Reserved	33
	9.7	Trademarks	33

10.	Representations, Warranties and Covenants		33

	10.1	Mutual Covenants	33
	10.2	Mutual Representations and Warranties	34
	10.3	Additional Representations and Warranties	35
	10.4	Disclaimer	36
	10.5	Limitation of Liability	36

11.	Confidentiality		36

	11.1	Confidential Information	36
	11.2	Exceptions	37
	11.3	Authorized Disclosure	37
	11.4	Publications	38
	11.5	Publicity; Public Disclosures	39
	11.6	Prior Non-Disclosure Agreement	39
	11.7	Equitable Relief	39
	11.8	Attorney-Client Privilege	39

12.	Term and Termination		40

	12.1	Term	40
	12.2	Termination for Cause	40
	12.3	Other Termination Rights	40
	12.4	Effect of Expiration or Termination; Surviving Obligations	41
	12.5	Relief	43
	12.6	Rights in Bankruptcy	44

-ii-

13.	Indemnification		44

	13.1	Indemnification by Company	44
	13.2	Indemnification by Amgen	44
	13.3	Procedure	45
	13.4	Insurance	45

14.	General Provisions		45

	14.1	Governing Law; Jurisdiction	45
	14.2	Entire Agreement; Modification	46
	14.3	Relationship Between the Parties	46
	14.4	Non-Waiver	46
	14.5	Assignment	46
	14.6	Rights upon Change of Control or Material Breach by Company	47
	14.7	No Third Party Beneficiaries	47
	14.8	Severability	47
	14.9	Notices	47
	14.10	Japan Activities	48
	14.11	Force Majeure	49
	14.12	Interpretation	49
	14.13	Counterparts; Electronic or Facsimile Signatures	50
	14.14	Exhibits	50

-iii-

LICENSE AND COLLABORATION Agreement

This License and Collaboration Agreement (the “Agreement”) is entered into as of November 5, 2018 (the “Effective Date”), by and between Provention Bio, Inc., a corporation organized under the laws of the State of Delaware (“Company”), having an address of P.O. Box 666, Oldwick, New Jersey 08858, and Amgen Inc., a corporation organized under the laws of the State of Delaware (“Amgen”), having an address of One Amgen Center Drive, Thousand Oaks, California 91320.

Recitals

Whereas, Amgen possesses rights to certain patents and other intellectual property related to Products (as defined herein);

Whereas, the parties hereto intend to enter into a collaboration that would provide (i) Company certain rights to develop the Products during the Company Development Period, and (ii) Amgen certain rights to develop and commercialize the Products, in each case, subject to the terms and conditions of this Agreement; and

Whereas, following the execution and delivery of this Agreement, and subject to the terms and conditions herein, the parties hereto contemplate entering into a Subscription Agreement that sets forth the terms and conditions pursuant to which Amgen may be required to purchase certain securities of Company, as set forth therein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Amgen hereby agree as follows:

1. Definitions

1.1 “Affiliate” means, with respect to a given Person, any Person that, directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control with such party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” shall mean direct or indirect beneficial ownership of more than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity or economic interest of a Person, or the power, whether pursuant to a contract, ownership of securities or otherwise, to direct the management and policies of a Person.

1.2 “Amgen Background Patents” means any and all Patents that Amgen or any of its Affiliates Controls as of the Effective Date or during the Company Development Period that (i) claim or Cover Amgen Know-How, or (ii) would be infringed by the performance of Company’s obligations hereunder, in each case, excluding Amgen Invention Patents.

1.3 “Amgen Development Activities” means any development activities during the Company Development Period that are expressly designated as Amgen’s responsibility in this Agreement or in the Development Plan.

1.4 “Amgen Executive” means an executive of Amgen with a title of Vice President, Senior Vice President or Executive Vice President.

1.5 “Amgen Invention” means any Invention invented by Amgen or any of its Affiliates or Sublicensees or by any of their employees or contractors, but not by Company employees or contractors.

1.6 “Amgen Invention Patent” means a Patent that arises from the [*****] and Covers an Amgen Invention.

1.7 “Amgen Know-How” means all Know-How that Amgen or any of its Affiliates Controls as of the Effective Date or during the Company Development Period, excluding Amgen Inventions, which Know-How (i) is disclosed by Amgen to Company, in Amgen’s sole discretion for Company to perform its obligations and other activities set forth in the Development Plan or under this Agreement or (ii) [*****].

1.8 “Amgen Patents” means all Amgen Background Patents and Amgen Invention Patents.

1.9 “Amgen Technology” means the Amgen Know-How, Amgen Inventions and the Amgen Patents.

1.10 “Ancillary Agreements” means the Subscription Agreement, Supply Agreement, Quality Agreement or Pharmacovigilance Agreement.

1.11 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable laws, rules, and regulations relating to or concerning public or commercial bribery or corruption.

1.12 “BLA Filing Date” means the date of the filing of a Biologic Licensing Application, including all supplements and amendments thereto, for the approval to market a Product by the FDA.

1.13 “Calendar Quarter” means each respective period of three consecutive months ending on March 31, June 30, September 30, and December 31.

1.14 “Calendar Year” means each respective period of 12 consecutive months ending on December 31.

1.15 “Change of Control” means with respect to a specified party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such party (whether or not including one or more wholly owned subsidiaries of such party), other than: (i) transactions involving solely such party and one of more Affiliates, on the one hand, and one or more of such party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

1.16 “Combination Product” means a Product sold in combination with other pharmaceutical products.

1.17 “Commercially Reasonable Efforts” means, with respect to a party and an obligation to conduct a particular activity pertaining to the research, development or commercialization obligations hereunder, that level of efforts and resources reasonably required to carry out such obligation consistent with the efforts commonly used by a similarly situated company in the biopharmaceutical industry with respect to a biopharmaceutical product which is of similar market potential and at a similar stage in its development or product life, and other relevant factors such as efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, profitability and other technical, legal, scientific or medical factors. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the party: promptly assign responsibility for such obligation to specific employee(s) or Third Party contractors, which employees or contractors are responsible for progress and monitor such progress on an on-going basis, set annual objectives for carrying out such obligations, and allocate resources designed to advance progress with respect to such objectives. Notwithstanding the foregoing, to the extent that the performance of a party’s obligations hereunder is impaired by the other party’s failure to perform its obligations hereunder, the determination of whether such first party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other party’s failure.

1.18 “Company Development Activities” means all development activities during the Company Development Period contemplated in this Agreement or in the Development Plan other than the Amgen Development Activities.

1.19 “Company Development Period” means the period from the Effective Date until the CDM Date, unless this Agreement is terminated earlier in accordance with Article 12.

1.20 “Company Financing” means a Company financing, or series of related financings, through an investment bank with experience in the life sciences industry or self-directed by the Company, in each case, within eighteen (18) months of the Effective Date.

1.21 “Company Inventions” means any Invention invented solely by Company or any of its Affiliates or Sublicensees or by any of their employees or contractors.

1.22 “Company Know-How” means all Know-How that Company or any of its Affiliates Controls as of the Effective Date or during the Company Development Period and that (a) is [*****] to Exploit Products in the Field in the Territory or (b) that is used by Company or its Affiliates to perform the Development Plan on or after the Effective Date.

1.23 “Company Patents” means (i) any Patents set forth on Schedule 1.22 attached hereto and (ii) any Patent that [*****].

1.24 “Company Technology” means the Company Know-How and Company Patents.

1.25 “Confidential Information” of a party, means confidential or proprietary information, whether written, oral or in any other form, disclosed by such party to the other party, including any of the foregoing of Third Parties. “Confidential Information” includes the following, which are transferred, disclosed or made available by the disclosing party:

(a)	confidential and proprietary technical and commercial information, Know-How, drawings, specifications, models and/or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance or sale(s);

(b)	experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs;

(c)	biological, chemical or physical materials provided under this Agreement;

(d)	reports provided under this Agreement; and

(e)	subject to Section 11.5, the terms of this Agreement, including correspondence and notices provided under this Agreement.

1.26 “Control” or “Controlled” means, with respect to any Know-How, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one party to the other party under the terms of this Agreement) of a party or its Affiliates to grant access, a license or a sublicense of or under such Know-How, Patent or other intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without (i) breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party, in each case in existence as of the time such party or its Affiliates would first be required hereunder to grant the other party such access, license or sublicense, or (ii) requiring any payment (whether or not then due and payable) with respect to the grant or exercise of such access, license or sublicense under any agreement with any Third Party in place as of the time such party would first be required hereunder to grant such access and license or sublicense (unless the other party agrees in writing to be responsible for such payments).

1.27 “Cover” means, with respect to a product and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, importing, offering for sale, selling or exporting of such product with respect to a given country would infringe a Valid Claim of such Patent, or with respect to a patent application, any claim of such patent application as if it were contained in an issued patent. Cognates of the word “Cover” or “cover” shall have correlative meanings.

1.28 “Critical Matters” means:

(a) [*****];

(b) [*****];

(c) [*****]; and

(d) [*****].

1.29 “Data Package” means, with respect to each Designated Clinical Trial and other studies (including clinical and non-clinical) with respect to a Product, (a) a draft study report, in substantially final form, from such Designated Clinical Trial or study, including completed case report forms, as and to the extent available, for all patients who participated in any Designated Clinical Trial, and (b) the status of and reasonable access to available results and data of such studies and any related reports or other documentation. For purposes of this Agreement, the study report shall be deemed “final” at such time as such report is in the form that will be filed with the FDA.

1.30 “Designated Clinical Trials” means clinical trials to be sponsored and conducted by Company and completed during the Development Period, as contemplated in the Development Plan.

1.31 “Development Plan” means the development plan to be conducted by the parties during the Company Development Period, to be agreed upon by the parties in writing and as may be amended by the JPT pursuant to Section 2.3.

1.32 “Equity Event” means a Company Financing with cumulative net proceeds to the Company (excluding the any amount invested by Amgen in such financing) of [*****] $[*****].

1.33 “Exploit” means to research, develop, make, have made, use, market, commercialize, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

1.34 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.35 “Field” means any and all uses.

1.36 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product by Amgen or any of its Affiliates or Sublicensees to a Third Party for end use or consumption in such country after Regulatory Approval has been granted with respect to such Product in such country; provided, that “First Commercial Sale” shall not include any sale (i) by Amgen to an Affiliate or Sublicensee, or (ii) sale, disposal or use of a Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.37 “Follow on Financing” means a Company Financing (for clarity, including, without limitation, a Qualified Financing or Equity Event) that occurs after a Qualified Financing with cumulative net proceeds to the Company (excluding the any amount invested by Amgen in such financing) of [*****] $[*****].

1.38 “GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.39 “GCP” means the then-current good clinical practices officially published by the FDA and under the ICH, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

1.40 “[*****] Agreement” means [*****].

1.41 “Global Safety Database” means the global safety database related to the Regulatory Filings.

1.42 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

1.43 “GMP” means then-current good manufacturing practices required by the FDA, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacture and testing of biopharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of biopharmaceutical materials in jurisdictions outside the U.S., that may be in effect from time to time. For clarity, GMP shall include applicable quality guidelines promulgated under the ICH.

1.44 “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.45 “Inbound License” means all licenses, sublicenses and other agreements in effect as of the Effective Date to which Amgen is a party and pursuant to which any Third Party grants to Amgen (a) any license or other right to Exploit any Product, (b) any covenant not to assert/sue or other immunity from suit under or any other rights to, any intellectual property rights claiming or covering the development, approval, manufacture or other Exploitation of any Product, (c) any ownership right or title, whether actual or contingent, to any intellectual property rights claiming or covering the development, approval manufacture or other Exploitation of any Product, or (d) an option or right of first refusal relating to any intellectual property rights claiming or covering the development, approval, manufacture or other Exploitation of any Product.

1.46 “IND” means an investigational new drug application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.47 “Initiation”, with respect to a clinical trial, means the first dosing of a subject in such clinical trial.

1.48 “Insolvency Event” means, with respect to a party, the occurrence of any of the following: (a) such party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (b) an involuntary case is commenced against such party and the petition is not dismissed within sixty (60) days after commencement of the case; (c) a court-supervised custodian is appointed for, or takes charge of, all or substantially all of the property of such party or such party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such party or there is commenced against such party any such proceeding which remains undismissed for a period of sixty (60) days; (d) any order of relief or other order approving any such case or proceeding is entered; (e) such party is adjudicated insolvent or bankrupt; (f) such party suffers any appointment of any court-appointed custodian, receiver or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of sixty (60) days; (g) such party makes a general assignment for the benefit of creditors; (h) the governing body or executive management of such party shall make a duly authorized statement that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (i) such party shall call a meeting of its creditors generally with a view to arranging a compromise or adjustment of its debts; or (j) any corporate action is taken by such party for the specific purpose of effecting any of the foregoing.

1.49 “Inventions” means all inventions, whether or not patentable, that are invented in the course of performing activities under this Agreement.

1.50 “Japan Agreement” means, collectively (a) the [*****] and (b) the [*****] between Amgen Inc. and [*****], dated as of [*****] (as amended from time to time).

1.51 “Japan Licensee” means [*****].

1.52 “Joint Decision Matters” means (a) any Regulatory Filing or other submission to a Regulatory Authority or (b) any press release or global medical communications.

1.53 “Joint Invention” means any Invention invented jointly by Amgen (or its Affiliates or Sublicensees or by any of their employees or contractors) and Company (or its Affiliates or by any of their employees or contractors) in the course of performing activities under this Agreement.

1.54 “Joint Invention Patent” means any Patent which arises from the performance of the activities under this Agreement and Covers a Joint Invention.

1.55 “Know-How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, processes, know-how, data and results (including all research data, clinical pharmacology data, chemistry-manufacture-controls data (including analytical and quality control data and stability data), pre-clinical data and clinical data), regulatory documents and filings, and all other scientific, clinical, regulatory, manufacturing, marketing, financial and commercial information.

1.56 “Major Market” means [*****].

1.57 “Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, in the reasonable view of a Party, have a material adverse effect on it or on its reputation because of its relationship with the other Party.

1.58 “Net Sales” means, with respect to the sale of a unit of a Product, the gross amounts invoiced by Amgen or any of its Affiliates or Sublicensees to Third Parties for sales of such Product, less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the sale of such unit of Product by Amgen or any of its Affiliates or Sublicensees using GAAP applied on a consistent basis:

(a)	credits or allowances actually granted for defective or damaged Product, returns or rejections of Product (including allowances for spoiled, outdated, or withdrawn Product), price adjustments and billing errors;

(b)	governmental and other rebates, refunds and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c)	normal and customary trade, cash, prompt payment and/or and quantity discounts, allowances and credits actually allowed or paid and mandated discounts;

(d)	sales taxes, VAT taxes, excise taxes, use taxes and other taxes and duties paid in relation to such Product and any other equivalent governmental charges imposed upon the importation, use or sale of Product (for clarity, including any amounts imposed or due under section 9008 of the Patient Protection and Affordable Care Act of 2009);

(e)	reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of Amgen or any of its Affiliates or Sublicensees), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(f)	a maximum of [*****]% of gross sales to cover items such as bad debt, freight or other transportation charges, insurance charges, additional special packaging and other governmental charges and

(g)	retroactive price reductions actually granted to the Third Party applicable to sales of such Product.

Net Sales shall not include sales to Affiliates, Sublicensees or contractors engaged by Amgen to develop, promote, co-promote, market, sell or otherwise distribute a Product, solely to the extent that such Affiliate, Sublicensees or contractor purchasing such Product will resell such Product to a Third Party. However, subsequent sales of a Product by such Amgen Affiliates, Sublicensees or contractors to a Third Party shall be included in the Net Sales when sold in the market for end-user use. For the avoidance of doubt, sales of a Product at or below Amgen’s actual cost of goods for such Product for use in conducting clinical trials of such Product in a country in order to obtain the Regulatory Approval of such Product in such country shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, sales of a Product at or below Amgen’s actual cost of goods for such Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).

In the event that a Product is sold as part of a financial bundle with other products or included in financial package deals to customers and in such case, the price of Product relevant for the calculation of Net Sales will be the average invoiced sales price of Product in the preceding Calendar Quarter sold separately less the average discount of all products sold as part of such bundle or package.

For Net Sales of a Combination Product, the Net Sales applicable to such Combination Product in a country will be determined by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product that is included in such Combination Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all other products with which such Product is combined in such Combination Product, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for such Product or such other products with which such Product is combined are not available separately in a particular country, then the parties shall discuss an appropriate allocation for the fair market value of such Product and such other products with which such Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

1.59 “Non-Dilutive Payment Event” means the Company’s receipt, within eighteen (18) months of the Effective Date, of non-dilutive financing with cumulative net proceeds to the Company of [*****] $[*****] in the form of an option or milestone payment from a Third Party, including but not limited to the option payment related to its [*****] development program.

1.60 “NRCD Indication” means use in gluten dependent celiac disease.

1.61 “Patents” means (i) all patents, priority patent filings and patent applications, and (ii) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions (e.g., Patent Term Extensions, Supplementary Patent Certificates, or the like), divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.62 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.63 “Product(s)” means any pharmaceutical product(s) containing Amgen’s proprietary IL-15 mAb compound (referred to internally at Amgen as AMG 714).

1.64 “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, in any jurisdiction, as well as re-examinations, reviews, reissues and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions, post-grant reviews, inter partes reviews and other similar proceedings with respect to a Patent.

1.65 “Public Official or Entity” means (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.66 “Qualified Financing” means a Company Financing with cumulative net proceeds to the Company (excluding the any amount invested by Amgen in such financing) of [*****] $[*****].

1.67 “Registration Rights Agreement” means an agreement on terms set forth in the Registration Rights Agreement Term Sheet attached hereto as Exhibit F.

1.68 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the development, manufacture, use, storage, import, transport, distribution, commercialization and sale of a Product in a given jurisdiction, including any pricing approvals deemed necessary by Amgen.

1.69 “Regulatory Authority” means any international, national, provincial, local or, in respect of any other political subdivision, regulatory agency, department, bureau, court or other government entity or instrumentality, that has responsibility in its applicable jurisdiction over the research, development, manufacture, distribution, and commercialization of Products.

1.70 “Regulatory Exclusivity” means, with respect to a Product in a given country, any period of data exclusivity or marketing exclusivity, including supplementary protection certificates, pediatric exclusivity periods and other periods of exclusivity approved or accepted by a Regulatory Authority in such country that effectively provide exclusivity for such Product in such country.

1.71 “Regulatory Filing” means any all (a) material submissions, correspondence, notifications, briefing materials, registrations, licenses, authorizations, applications and other material filings with any Regulatory Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Products, and (b) Regulatory Approvals for the Products.

1.72 “Royalty Term” means, with respect to each Product on a country-by-country basis, the period of time commencing on the First Commercial Sale of such Product in such country and ending at the latest of [*****].

1.73 “SEC” means the U.S. Securities and Exchange Commission or any successor entity.

1.74 “Specified Patents” means any Patents set forth on Exhibit C attached hereto.

1.75 [*****].

1.76 “Sublicensee” means a Third Party that is granted a license or sublicense to Exploit any Product, beyond the mere right to purchase Product from Amgen and its Affiliates, and shall not include Amgen’s Affiliates or Third Party subcontractors acting solely for Amgen or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted or delegated broad rights or responsibilities) on behalf of Amgen or its Affiliates. In no event shall Company or any of its Affiliates be deemed a Sublicensee.

1.77 “Termination License Agreement” means an agreement on terms set forth in the Termination License Agreement Term Sheet attached hereto as Exhibit A.

1.78 “Territory” means the entire world.

1.79 “Third Party” means a Person other than Company or Amgen, or an Affiliate of Company or Amgen.

1.80 “U.S.” means the United States of America, including its territories and the District of Columbia.

1.81 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Amgen Patents, Company Patents, Specified Patents or Joint Invention Patents, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Amgen Patents, Company Patents, Specified Patents or Joint Invention Patents shall not have issued within seven years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.82 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
Agreement	Preamble
Amgen	Preamble
Amgen CDM Deadline Date	3.2
Amgen Indemnitee	13.1
Amgen Investment Amount	7.4(a)
Annual Cap	4.1(a)
Approval Milestone	7.1(b)
CDM Date	3.2
CDM Regulatory Filing Transfer Date	4.1(a)(ii)
CDS	4.2(b)
[*****]	7.4(e)
Company	Preamble
Company Development Milestone	7.1(a)
Company Development Milestone Notice	3.2
Company Indemnitee	13.2
DCSI	4.2(b)
Dispute Claim	14.1
DSUR	4.2(b)
Effective Date	Preamble
Equity Event(s)	7.4(b)
Final Data Package	3.1
IB	4.2(b)
Indemnitee	13.3
Indemnitor	13.3
Initial Regulatory Filing Transfer Date	4.2(a)(i)
JPT	2.1(a)
Losses	13.1
Milestone	7.1(a)
Milestone Payment	7.1(b)
Non-Publishing Party	11.4
Other Agreement	7.4(a)
Pharmacovigilance Agreement	4.2(d)
Publishing Party	11.4
Purchase Cap	7.4(b)
Quality Agreement	4.3(c)
Quality Agreement Term Sheet	4.2(c)
Regulatory Filing Transfer Date	4.2(a)
Regulatory Lead	4.2(c)
Subscription Agreement	7.4(a)
Sale Transaction	14.5(a)
Supply Agreement	4.3(b)
Supply Agreement Term Sheet	4.3(b)
Term	12.1
Third Party Claim	13.1
Third Party Patent	7.2(b)
VAT	8.3(c)

2. Governance

2.1 JPT Formation.

(a) Promptly after the Effective Date, the parties will establish a joint product team (the “JPT”) to oversee the collaboration as described herein. The JPT will be comprised of six (6) total representatives, three (3) of which shall be appointed by each of Company and Amgen, respectively, and each of whom shall be employees of the applicable appointing party. Each party will notify the other party of its initial JPT members within 30 days after the Effective Date. The parties, through the mutual agreement of their representatives to the JPT, may change the number of JPT representatives as long as there are an equal number of representatives of each of Company and Amgen respectively on the JPT. Each party may change its JPT representatives at any time by written notice to the other party. Any representative of the JPT may designate a substitute to attend and perform the functions of that representative at any meeting of the JPT. Amgen shall appoint one of its JPT representatives as chairperson of the JPT, whose sole role as chairperson shall be to convene and preside at meetings of the JPT. Each party may invite a reasonable number of non-voting representatives of such party to attend meetings of the JPT. The JPT in its discretion may create functional subcommittees or working teams. Neither party shall invite a Third Party to attend without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

2.2 JPT Meetings. The JPT will hold meetings once each month, or as otherwise agreed to by the parties. Such meetings may be conducted by videoconference, teleconference or in person, as agreed to by the parties; provided, that no less than one meeting of the JPT each Calendar Year shall be in person, unless otherwise agreed to by the parties. Minutes will be kept of all JPT meetings and will reflect material decisions made at such meetings. Meeting minutes will be prepared by the parties on a rotating basis and sent to each member of the JPT for review and approval promptly following each meeting. Minutes will be deemed approved unless a member of the JPT objects to the accuracy of such minutes within 30 days of receipt. Any costs and expenses incurred by a party or its representatives related to a JPT meeting, including, if applicable, travel or telecommunication expenses, shall be borne by such party.

2.3 JPT Authority. The JPT shall be responsible for review and oversight of the parties’ collaboration activities, as further described herein. Without limiting the foregoing, the JPT shall (1) be a forum for the parties’ review and discussion of, and facilitate the exchange of information and analysis relating to, collaboration activities described herein, (2) monitor the parties’ activities under this Agreement pursuant to any plans or strategies approved by the JPT, (3) have the power to amend the Development Plan, subject to the parties’ rights with respect to Critical Matters, Joint Decision Matters, and Section 4.1(b)(iii), and (4) have such other responsibilities as expressly delegated to it under the Agreement or as mutually agreed upon by the parties in writing on a case-by-case basis. In addition, the JPT shall decide all Critical Matters. The JPT shall only have such powers as are specifically assigned to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the JPT shall have no power to amend this Agreement, and no decision of the JPT shall be in contravention of any terms and conditions of this Agreement.

2.4 JPT Decision-Making. Decisions of the JPT with respect to matters within the decision-making authority of the JPT shall be made by unanimous vote, with Company’s representatives on the JPT collectively having one vote and Amgen’s representatives on the JPT collectively having one vote. At each JPT meeting, at least one member appointed by each party present at the meeting shall constitute a quorum. If the JPT fails to reach unanimous agreement on a matter before it for decision for a period in excess of ten (10) business days, then either party may refer the matter to the appropriate Amgen Executive and the Chief Executive Officer for Company. Such executives shall endeavor to meet promptly to discuss the matter. In the event that such executives are unable to reach agreement regarding any matter referred to them within ten (10) business days of such referral, and provided that Amgen’s Executive and the Chief Executive Officer for Company have used good faith efforts to reach a mutually satisfactory resolution, then (a) Company shall decide such matter if it is neither a Critical Matter nor a Joint Decision Matter, (b) ten (10) days following a reasonable period of discussion described below, Amgen shall decide such matter if it is a Critical Matter, provided that Amgen shall not have any power to decide a Critical Matter in a manner that is reasonably likely to cause Company to incur aggregate Company Development Costs greater than $[*****], and provided further, that, prior to making such a decision regarding a Critical Matter, Amgen shall engage in reasonable discussion of such Critical Matter with the Company, and shall take the Company’s comments into consideration in good faith, and (c) both parties must nevertheless jointly decide such matter if it is a Joint Decision Matter. Notwithstanding anything to the contrary in this Section 2.4, in the event that an exigent decision or other exigent action (including with respect to Critical Matters) is reasonably required pursuant to applicable law or to prevent a material adverse effect on a Product or a party, any member of a party’s JPT will have the right to make an interim decision pending JPT determination.

2.5 Dissolution. The JPT shall dissolve and cease to exist upon the first anniversary of the CDM Date or as otherwise agreed by the parties in writing.

3. Company Development Milestone

3.1 Final Data Package. For a period of one hundred and twenty (120) days following the delivery to Amgen of the Data Package for the last Designated Clinical Trial (the “Final Data Package”) pursuant to Section 4.5(a), Company shall respond in good faith to Amgen’s reasonable questions related to (a) the data and results delivered in any Data Package, and (b) any other aspects of the Products program.

3.2 Company Development Milestone Notice. At any time following the Effective Date until the date that is one hundred and twenty (120) days following the date of Company’s delivery to Amgen of the Final Data Package (such date, the “Amgen CDM Deadline Date”), Amgen may determine, in its sole discretion, based on information in the Data Packages or otherwise, that further Amgen development of the Products is warranted and, therefore, to pay the Company Development Milestone, by delivering to Company written notice thereof (such written notice, the “Company Development Milestone Notice” and the date of such written notice, the “CDM Date”). In the event that Amgen determines that it will not pay the Company Development Milestone, it shall deliver a notice to Company within such one hundred and twenty (120) day period stating that no payment is forthcoming and thereafter Company shall be entitled to exercise its right to enter into the Termination License Agreement in accordance with Section 3.3 below.

(a) As promptly as reasonably practicable following the CDM Date, Company shall deliver to Amgen all relevant documents, data, know-how and materials relating to the Product program, and any Product inventory held by or on behalf of the Company and responsibly transfer to Amgen ongoing Product program activities (including those performed by Third Parties on behalf of Company). For a period of eighteen (18) months following the CDM Date, Company shall provide, at Amgen’s expense (at an agreed upon FTE rate), consulting support with respect to (i) the Product program-related activities and matters (including engagement with potential partners), and (ii) the preparation of filings for, and correspondence with, Regulatory Authorities in respect of the Product. Upon Amgen’s request, the parties shall discuss in good faith the engagement of certain individuals as consultants to Amgen for a limited period of time after the CDM Date. Following the CDM Date, Company shall be responsible for, at its own expense, preparing clinical study reports for, and draft publications with respect to, the Designated Clinical Trials completed as of the CDM Date or completed by Company following the CDM date pursuant to Section 3.2(b).

(b) In the event that the CDM Date occurs prior to the completion of all Designated Clinical Trials and the delivery of the Data Packages related thereto pursuant to Section 4.5(a), Amgen shall be entitled, by written notice to Company within sixty (60) days following the CDM Date, to cause Company to complete, at Company’s expense, some or all of the Company Development Activities contemplated in the Development Plan in effect as of the CDM Date. In such event, each of the parties shall negotiate in good faith and do, execute and deliver such actions, arrangements and documentation as is reasonably necessary to carry out the intent of this Section 3.2(b) in the context of the transfer of the program to Amgen as contemplated in this Agreement.

3.3 Termination License Agreement. In the event that, following Company’s delivery to Amgen of the Final Data Package as described in Section 3.1, either (a) Amgen delivers a written notice to Company confirming its decision not to pay the Company Development Milestone, or (b) Amgen fails to deliver to Company the Company Development Milestone Notice on or prior to Amgen CDM Deadline Date, in each such case, this Agreement shall immediately terminate. For a period of one-hundred and twenty (120) days following such termination, Company shall have the right to elect to negotiate the Termination License Agreement by delivering to Amgen written notice thereof. Upon Amgen’s receipt of such notice within the applicable period, the parties shall promptly and in good faith negotiate and execute the Termination License Agreement. In the event that Company fails to elect to negotiate the Termination License Agreement during such one-hundred and twenty (120)-day period, then the parties shall discuss and execute, in good faith, a commercially reasonable plan to responsibly wind-down any on-going activities relating to the Program.

4. Development, Regulatory, Manufacturing and Commercialization Matters

4.1 Development Matters.

(a) Company Responsibilities during the Company Development Period.

(i) During the Company Development Period, Company shall be responsible for, and shall conduct, each of the Company Development Activities, including sponsorship and conduct of the Designated Clinical Trials. Subject to the authority of the JPT with respect to Critical Matters, during the Company Development Period, Company shall reasonably consult with, and consider in good faith any input provided by, Amgen regarding any material plans or decisions regarding the Company Development Activities.

(ii) During the Company Development Period, Company shall be responsible for all costs and liabilities (subject to Amgen’s indemnification obligations pursuant to Section 13.2) associated with the conduct of the Company Development Activities (which, for clarity, excludes any costs or liabilities incurred by or on behalf of Amgen in its performance of the Amgen Development Activities, its performance of its obligations under this Agreement or in its provision of assistance to Company as contemplated by this Agreement). From the Effective Date until two (2) years after the payment of the Company Development Milestone, Company shall keep complete and accurate records, in reasonable detail, pertaining to the costs and liabilities incurred by Company associated with the conduct of the Company Development Activities (such documented costs and liabilities in aggregate, the “Company Development Costs”).

(i) From the Effective Date until two (2) years after the payment of the Company Development Milestone, Amgen shall have the right, upon 30 days’ prior written notice to Company, to cause, at Amgen’s costs, an independent, certified international public accounting firm reasonably acceptable to Company to audit Company’s records relating to the Company Development Costs during Company’s normal business hours with the purpose of confirming the amount of the Company Development Costs. The accounting firm shall disclose to Company only whether the reported Company Development Costs are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Amgen. The accounting firm shall provide Company with a copy of any disclosures or reports made to Amgen and Company shall have an opportunity to discuss such disclosures or reports with Amgen and the accounting firm. Information, disclosures, or reports arising from any such examination shall be Confidential Information of Company subject to the confidentiality and other obligations of Article 11.

(b) Amgen Responsibilities during the Company Development Period.

(i) During the Company Development Period, Amgen shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, each of the Amgen Development Activities. Subject to the authority of the JPT with respect to Critical Matters, during the Company Development Period, Amgen shall reasonably consult with, and consider in good faith any input provided by, Company regarding any material plans or decisions regarding the Amgen Development Activities.

(ii) During the Company Development Period, Amgen shall be responsible for all costs associated with the conduct of the Amgen Development Activities (which, for clarity, excludes any costs or liabilities incurred by or on behalf of Company in its performance of the Company Development Activities, its performance of its obligations under this Agreement or its provision of assistance to Amgen as contemplated by this Agreement).

(iii) Notwithstanding anything to the contrary in this Agreement, during the Company Development Period, Amgen shall be entitled to amend the Development Plan to allow Amgen or its Affiliates or Sublicensees to conduct any development activities with respect to a Product (including the sponsorship and conduct of a clinical study), provided that (A) Amgen shall be responsible for all costs associated with such activities and that such activities shall be deemed Amgen Development Activities and (B) Amgen shall not unreasonably disregard input from Provention on such Amgen Development Activities.

(c) Amgen Responsibilities following the Company Development Period. Following the Company Development Period, subject to Sections 3.2 and 3.3, Amgen shall have the sole right to develop the Products. Following the Company Development Period, Amgen shall bear all costs associated with development activities relating to Products. In the event that Amgen elects to pay the Company Development Milestone, it shall use Commercially Reasonable Efforts to obtain Regulatory Approval for Products for the NRCD Indication in at least one of the Major Markets and thereafter to Exploit Products in at least one of the Major Markets.

4.2 Regulatory Matters.

(a) Transfer of Regulatory Filing and Global Safety Database.

(i) Upon Execution of this Agreement. As promptly as practicable, but no later than ninety (90) days after the Effective Date, or as otherwise agreed by the parties in writing, Amgen shall transfer and assign to Company any Regulatory Filings controlled by Amgen for the Products and the Global Safety Database (such date of transfer and assignment, the “Initial Regulatory Filing Transfer Date”). During the Company Development Period, Company (or its designee) shall file and hold title to Regulatory Filings relating to the Products. From the Initial Regulatory Filing Transfer Date until the CDM Regulatory Filing Transfer Date (if it occurs), as between the parties, subject to the authority of the JPT with respect to Critical Matters and Section 4.2(c) below, Company will be responsible for preparing, filing and maintaining, and will own, all Regulatory Filings and related submissions with respect to the Products and will bear the cost of such preparation, filing, maintenance and ownership (such role, the “Regulatory Lead”). From the Initial Regulatory Filing Transfer Date until the CDM Regulatory Filing Transfer Date (if it occurs), as between the parties, subject to the authority of the JPT with respect to Critical Matters and Joint Decision Matters, Company shall permit and reasonably support cross-referencing from Company-owned Regulatory Filings to Regulatory Filings in respect of investigator sponsored studies in respect the Product, to which studies Company has no reasonable objection. Furthermore, either party shall have the right to request (and the other party shall not unreasonably withhold, condition or delay its consent to such request) that the parties use appropriate measures to protect the parties’ proprietary or confidential information in any Regulatory Filing (for example, redacting, as permitted, sensitive or proprietary information in a Regulatory Filing or Amgen separately submitting Regulatory Filings that contain Amgen proprietary manufacturing information.

(ii) Following the CDM Date. As promptly as practicable, but no later than ninety (90) days, after the CDM Date, or as otherwise agreed by the parties, Company shall transfer and assign to Amgen any Regulatory Filings controlled by Company for the Products and the Global Safety Database (such date of transfer and assignment, the “CDM Regulatory Filing Transfer Date”). From and after the CDM Regulatory Filing Transfer Date, Amgen (or its designee) shall file and hold title to Regulatory Filings relating to the Products. From and after the CDM Regulatory Filing Transfer Date, as between the parties, Amgen will be the Regulatory Lead.

(b) Safety Matters. At all times after the Effective Date and prior to the CDM Date, Company shall (i) retain responsibility for maintaining the Global Safety Database, developmental core safety information (“DCSI”), Investigator Brochure (“IB”), and core data sheet (if any) (“CDS”), (ii) incorporate into the Global Safety Database safety events reported by investigator sponsored studies in respect of the Product, and (ii) retain all expedited and periodic regulatory reporting responsibilities for the Products, including but not limited to producing and submitting the Products’ Development Safety Update Reports and any regional equivalents, in accordance with applicable law (each, a “DSUR”). Subject to the authority of the JPT with respect to Critical Matters and Joint Decision Matters, Company shall provide Amgen with the opportunity to review and comment on (i) each new version of the DCSI, IB, CDS, and DSUR; (ii) any Dear Investigator letter; and (iii) any response to a material regulatory safety query from a Regulatory Authority, in each case, prior to finalization and/or submission to a Regulatory Authority, and Company shall consider Amgen’s comments in good faith. Following the CDM Date, the parties shall work in good faith to agree on a reasonable and orderly transition of such responsibilities from Company to Amgen until such time as they have executed the Pharmacovigilance Agreement described in Section 4.1(d). Company shall promptly notify Amgen of any material safety issues (e.g., clinical trial holds, new material safety risks, material developments in or changes to any safety risk management activities).

(c) Regulatory Meetings and Communications during Company Development Period. During the Company Development Period, the following provisions shall apply:

(i) Company shall consult with Amgen reasonably in advance of the date of any anticipated meeting with a Regulatory Authority that concerns a Product and shall consider any timely recommendations made by Amgen in preparation for such meeting. Up to three (3) representatives of Amgen, in each case, with appropriate subject matter expertise, may attend scheduled meetings between Company and the applicable Regulatory Authority with respect to any Product, to the extent permissible by such Regulatory Authority. Company shall (x) inform Amgen of any unscheduled teleconferences and meetings (other than teleconferences and meetings that are immaterial or solely administrative in nature) with Regulatory Authorities with respect to any Product reasonably promptly after they occur and (y) promptly notify Amgen of, and provide a copy of (or, in the case of oral correspondence or communication, a reasonably detailed summary of), any material correspondence or other material communication from any Regulatory Authority relating to any Product.

(ii) Unless exigent action is required with respect to such Regulatory Filing or a material communication with a Regulatory Authority with respect to a given Product or unless otherwise determined by the JPT, Company shall provide Amgen with copies of all material Regulatory Filings (which, for clarity, shall not be required to include communications that are immaterial or solely administrative in nature) within a reasonable amount of time (but in any event, no less than ten (10) business days to the extent a response is not required earlier) prior to submission and reasonably consider comments of Amgen (but in the event of a disagreement between the parties with respect to such comments and proposed revisions, such matter shall be escalated to the JPT for review). Company shall consult with Amgen regarding, and keep Amgen informed of, the status of the preparation of all Regulatory Filings (which, for clarity, shall not be required to include communications that are immaterial or solely administrative in nature) it submits, Regulatory Authority review of any such Regulatory Filings, and all Regulatory Approvals that it obtains, in each case, with respect to the applicable Product. Company shall provide to the other party copies of all final Regulatory Filings it submits promptly after the submission.

(d) Pharmacovigilance Agreement. Following the Effective Date, at the request of either party, the parties agree to negotiate in good faith a pharmacovigilance agreement governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the applicable Product, sufficient to permit each party, its Affiliates and Sublicensees to comply with applicable law (the “Pharmacovigilance Agreement”).

4.3 Manufacturing and Supply Matters.

(a) Clinical Supply. Amgen shall be responsible (either by itself, or by the use of a Third Party contract manufacturer) for the manufacture and supply of Products in accordance with the Supply Agreement and the Quality Agreement. For clarity, Amgen shall have sole decision-making rights for (subject to consultation with the Company and due consideration of comments from the Company), and bear all costs associated with, supplying all Products that are required for the Designated Clinical Trials.

(b) Supply Agreement. Within ninety (90) days following the Effective Date, the parties will negotiate in good faith and enter into a clinical supply agreement (the “Supply Agreement”) on the terms set forth in the Supply Agreement Term Sheet attached hereto as Exhibit B, for the supply of Products to Company for use in the Designated Clinical Trials and other activities contemplated in the Development Plan. For clarity, the Supply Agreement shall provide that, subject to the terms thereof, Amgen shall supply Company’s reasonable requirements of Drug Product (defined in Exhibit B) to conduct the Company Development Activities at no cost to the Company.

(c) Quality Matters. Within ninety (90) days following the Effective Date, the parties will negotiate in good faith and enter into a quality agreement (the “Quality Agreement”) with respect to quality matters for the supply of Products as contemplated under the Supply Agreement.

(d) Process Development. During the Company Development Period, Amgen shall use Commercially Reasonable Efforts, at its own expense, to conduct commercial process development with respect to the Products and shall keep Company reasonably apprised of developments relating to the foregoing. Amgen shall have sole decision-making rights for commercial process development matters (subject to consultation with the Company and due consideration of any comments provided by the Company in good faith). Following the CDM Date, Amgen shall be responsible for all process development matters and the costs relating thereto.

4.4 Commercialization Matters.

(a) During the Company Development Period, subject to the authority of the JPT with respect to Critical Matters, the parties shall discuss in good faith any material matter or issue relating to or affecting commercialization of the Products, including, but not limited to, matters relating to manufacturing. Following the CDM Date, Amgen shall have the sole right to, and shall bear all costs associated with, commercialization of the Products.

4.5 Information Sharing.

(a) Data Packages.

(i) As promptly as practicable following completion of each Designated Clinical Trial or other study (including clinical and non-clinical) with respect to a Product conducted by or on behalf of Company during the Company Development Period and, in any event, no later than one hundred twenty (120) days following database lock of such Designated Clinical Trial or other study, Company shall prepare and deliver to Amgen the Data Package for such Designated Clinical Trial or other study. Moreover, during the Company Development Period, Company shall provide to Amgen, when available following database lock of each Designated Clinical Trial, top-line data summaries, summaries of draft data generated prior to completion of the applicable Data Package and raw data from each Designated Clinical Trial. To the extent that Company performs an interim data review, or otherwise reviews or receives material data prior to completion of a Designated Clinical Trial or other study, Company shall promptly make available to Amgen such data and/or the results of such review, as applicable.

(ii) As promptly as practicable following completion of each clinical and non-clinical study with respect to a Product conducted by or on behalf of Amgen during the Company Development Period and, in any event, no later than one hundred twenty (120) days following database lock of such study, Amgen shall prepare and deliver to Company the Data Package for such study. To the extent that Amgen performs an interim data review, or otherwise reviews or receives material data prior to completion of any such study, Amgen shall promptly make available to Company such data and/or the results of such review, as applicable.

(b) Annual Updates. Following the CDM Date and prior to the payment of any Approval Milestones or royalties under this Agreement, Amgen would provide annual updates to the Company regarding the development and commercialization of the Product.

4.6 Conduct of Activities.

(a) In performing all activities hereunder, each party shall (and shall cause its Affiliates and Sublicensees, as applicable, to) use relevant facilities and equipment in a good scientific manner and in compliance with applicable scientific standards, laboratory practices and legal and regulatory requirements, and retain adequately trained personnel and engage and control adequately qualified internal or external personnel and collect and develop all relevant Know-How for the research, development and commercialization of Products.

(b) Each party (and its Affiliates and Sublicensees, as applicable) shall perform its respective activities with respect to Products in good scientific manner and in compliance with all requirements of applicable laws, rules and regulations, including (as applicable): the U.S. Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the U.S. Public Health Service Act (PHSA), the rules governing medicinal products in the European Union and further national legislation, regulatory provisions regarding protection of animal or human subjects, GCP, GLP, GMP, IND regulations, and any conditions imposed by a Regulatory Authority, and comparable statutes and regulatory requirements in other jurisdictions.

(c) Each party shall be entitled to utilize the service of Third Parties to perform Exploitation activities with respect to Products in the Territory other than Japan; provided, that any such Third Party service provider relationship shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and such party shall be responsible for compliance with the terms and conditions of this Agreement by any such Third Party service provider.

5. Grant of Licenses

5.1 License Grant to Amgen. Subject to the terms and conditions of this Agreement, during the Term, Company hereby grants to Amgen:

(a) an exclusive (even as to Company and its Affiliates, except as expressly set forth herein and subject to Company and its Affiliates retaining the non-exclusive rights reasonably necessary or useful to perform Company’s obligations under the Development Plan), worldwide, royalty-bearing license, with the right to grant sublicenses as provided in Section 5.4, under the Company Technology and Company’s rights under the Joint Invention Patents, to Exploit Products in the Field in the Territory; and

(b) a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.4, under the Company Technology and Company’s rights under the Joint Invention Patents, to perform Amgen’s obligations under the Development Plan during the Company Development Period.

5.2 License Grant to Company. Subject to the terms and conditions of this Agreement, during the Term, Amgen hereby grants to Company a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.4, under the Amgen Technology and Amgen’s rights under the Joint Invention Patents, to perform Company’s obligations under the Development Plan during the Company Development Period.

5.3 Mutual License Grant. For those countries where a specific license is required for a joint owner of a Joint Invention Patent to practice such Joint Invention Patents in such countries, (a) Company hereby grants to Amgen a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Company’s right, title and interest in and to all Joint Invention Patents to use such Inventions in accordance with Section 5.1, and without accounting or financial payment to Company and without Company’s consent, and (b) Amgen hereby grants to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Amgen’s right, title and interest in and to all Joint Invention Patents to use such Inventions in accordance with Section 5.2, and without accounting or financial payment to Amgen and without Amgen’s consent.

5.4 Sublicenses. Each party shall have the right to grant sublicenses under the licenses granted to it under Section 5.1 or 5.2, as applicable, to any Affiliate or Third Party. Any and all sublicenses granted hereunder shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. Each party shall be responsible for compliance with the terms and conditions of this Agreement by its Sublicensees and Affiliates to whom it grants any sublicense hereunder and will continue to be responsible for the full performance of all of such party’s obligations under the Agreement. Within 30 days after execution, each party shall provide the other party with a full and complete copy of each agreement granting a sublicense to any Third Party Sublicensee (provided that a party may redact any confidential information contained therein that is not necessary or useful to confirm compliance with this Agreement). For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers of sublicensing.

5.5 Reserved Rights. Subject only to the rights expressly granted under Sections 5.1, 5.2 or 5.3, and the obligations set forth in Articles 5 and 6, each party hereby expressly reserves all rights to practice, and to grant licenses under, the Amgen Technology or Company Technology, as applicable, for any and all purposes, including to conduct all activities of such party pursuant to the Development Plan.

5.6 No Implied License. No right or license under any Patents or other intellectual property rights of a party is granted or shall be granted by implication to the other party, and each party covenants not to practice or use any Patents or other intellectual property rights of the other party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the parties. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Each party further covenants and agrees that it shall not (and shall cause its Affiliates and Sublicensees not to), either directly or indirectly, use the Company Technology (in the case of Amgen), or the Amgen Technology (in the case of Company), in any manner not expressly set forth in Sections 5.1 or Section 5.2, as applicable.

6. Exclusivity.

6.1 Exclusivity During Company Development Period. During the Company Development Period, except with respect to Products, (a) Company shall not, and shall cause its Affiliates not to, directly or indirectly, [*****], and (b) Amgen shall not, and shall cause its Affiliates not to, directly or indirectly, [*****].

6.2 Exclusivity Following Company Development Period.

(a) Following the CDM Date, except with respect to Products, Company shall not, and shall cause its Affiliates not to, directly or indirectly, [*****], provided that, in lieu of being subject to the restrictions set forth in this Section 6.2(a), the Company may elect, by written notice to Amgen at any time following the CDM Date, at its sole option, to forgo the Company’s rights to receive future royalty payments due under Section 7.2 of this Agreement, in which case, the provisions of this Subsection 6.2(a) will no longer apply to the Company. For the avoidance of doubt, in the event that Amgen elects not to pay the Company Development Milestone, then then the exclusivity provisions set forth in this Section 6.2(a) above shall not apply.

(b) In the event that Amgen elects not to pay the Company Development Milestone and the parties enter into the Termination License Agreement, then the Termination License Agreement shall provide that, except with respect to Products, Amgen shall not, and shall cause its Affiliates not to, directly or indirectly, [*****], provided that, in lieu of being subject to the restrictions set forth in this Section 6.2(b), Amgen may elect, by providing notice at any time following the CDM Date, at its sole option, to forgo Amgen’s rights to receive any future royalty payments from the Company due under the Termination License Agreement, in which case the provisions of this Subsection 6.2(b) will no longer apply to Amgen. For the avoidance of doubt, in the event that Amgen elects to pay the Company Development Milestone, then then the exclusivity provisions set forth in this Section 6.2(b) above shall not apply.

7. Investment, Fees and Payments

7.1 Milestone Payments.

(a) Company Development Milestone. Within 30 days following the CDM Date, Amgen will pay the Company a one-time milestone payment of an amount of cash equal to One Hundred and Fifty Million Dollars ($150,000,000) (such cash payment amount, the “Company Development Milestone”).

(b) Approval Milestone. Within ten (10) business days after the receipt by Amgen (or any of its Affiliates or Sublicensees) of the first Regulatory Approval of an [*****] for the first Product by the applicable Regulatory Authority in any Major Market (the “Approval Milestone”), Amgen shall notify Company in writing of such occurrence. Thereafter, Amgen will pay to the Company milestone payment of an amount of cash equal to [*****] Dollars ($[*****]) (the “Milestone Payment”) within forty five (45) days of its delivery of notice thereof. The Milestones Payment is non-creditable and non-refundable and shall be due and payable upon the occurrence of the Approval Milestone regardless of any failure by Amgen to provide the notice required by Section 7.1(b). For clarity, the Milestone Payment is payable only once.

7.2 Royalty Payments.

(a) On country-by-country and Product-by-Product basis, during the Royalty Term, Amgen shall pay to Company royalties on Net Sales of a Product at the applicable rate set forth below with respect to Net Sales of such Product in a given Calendar Year:

Net Sales of the applicable Product in the Territory in any Calendar Year	Royalty Due to Company (as a percentage of Net Sales)
[*****]	[*****]	%
[*****]	[*****]	%
[*****]	[*****]	%

Notwithstanding the foregoing, sales in Japan shall only be included in Net Sales from and after the termination of [*****] under the Japan Agreement.

(b) Amgen shall have the right (but not the obligation), at its own expense (subject to the reduction provided for by this Section 7.2(b)), for obtaining any licenses from any Third Parties to Patents that cover Company Technology or a Product that Amgen determines may be [*****] to allow Amgen and its Sublicensees to Exploit a given Product in a particular country (each such Patent, a “Third Party Patent”). If Amgen obtains such a license to a Third Party Patent, Amgen shall be entitled to credit [*****]% of the fees, royalties, milestones, settlements or other payments paid to such Third Party during a Calendar Quarter from the royalty payment otherwise payable by Amgen to Company pursuant to this Section 7.2 with respect to such Product and such country in such Calendar Quarter, subject to Section 7.2(d). Notwithstanding the foregoing, Amgen shall not be entitled to a credit under this Section with respect to any royalties due pursuant to that certain [*****] (the “[*****]”), by and between Amgen and [*****], dated as of [*****].

(c) On a country-by-country and Product-by-Product basis, in the event that (i) the Exploitation of a Product is not Covered by a Valid Claim of a Specified Patent in such country, then the royalty rate set forth in Section 7.2 with respect to Net Sales for such Product in such country shall be reduced by [*****] percent ([*****]%), effective as of the date such Product is no longer Covered by a Valid Claim of a Specified Patent in such country; and (ii) a pharmaceutical product which may lawfully be substituted for a Product by a pharmacy or other dispenser without the need for action by a physician is launched in such country, then the royalty rate set forth in Section 7.2 with respect to Net Sales for such Product in such country shall be reduced by an additional [*****] percent ([*****]%).

(d) The maximum aggregate reduction with respect to any Product in any Calendar Quarter during the applicable Royalty Term in any country pursuant to Sections 7.2(b) and (c) shall be [*****] percent ([*****]%).

7.3 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Company. Amgen hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Affiliates or sublicensees, as applicable, to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.

7.4 Subscription Agreement; Purchase of Company Stock.

(a) Amgen and Company agree that, upon the first occurrence of either (i) an Equity Event or (ii) Non-Dilutive Payment Event, then (x) Amgen will enter into a subscription agreement in substantially the form attached hereto as Exhibit E (the “Subscription Agreement”) or other agreement pursuant to Section 7.4(d) (such agreement, the “Other Agreement”), as applicable, and, in accordance with and subject to the terms of this Agreement and the Subscription Agreement or the Other Agreement, as applicable, purchase Twenty Million Dollars ($20,000,000) of “restricted” securities of the Company (such amount, as may be reduced pursuant to this Section 7.4, the Subscription Agreement or the Other Agreement, the “Amgen Investment Amount”), and (y) Company will enter into the Subscription Agreement or the Other Agreement, as applicable, and, in accordance with and subject to the terms of this Agreement and the Subscription Agreement or the Other Agreement, as applicable, issue and sell to Amgen the Amgen Investment Amount of “restricted” securities of the Company. Company shall provide to Amgen written notice of the reasonable likelihood of the upcoming occurrence of an Equity Event (or, if applicable, a Qualified Financing or Follow on Financing) or a Non-Dilutive Payment Event as soon as reasonably practicable following Company’s awareness thereof. Following Amgen’s receipt of such notice, the parties will coordinate in good faith to facilitate the transaction contemplated in this Section 7.4 and the Subscription Agreement or Other Agreement, as applicable.

(b) In the event a Qualified Financing occurs prior to a Non-Dilutive Payment Event or Equity Event, notwithstanding the first sentence of Section 7.4(a), Amgen and the Company shall purchase and sell, as applicable, the amount of Company securities set forth in this Section 7.4(b) as contemplated in Section 7.4(a) and shall remain obligated to purchase and sell, as applicable, Company securities as contemplated in Section 7.4(a) upon the occurrence of either a Follow on Financing or a subsequent Non-Dilutive Payment Event, as set forth in this Section 7.4(b), until Amgen has purchased the Amgen Investment Amount of such securities; provided that, upon the first occurrence of a Qualified Financing, Amgen shall purchase “restricted” securities of the Company alongside any such Qualified Financing in an amount equal to $[*****] (y) the proportion of Company net proceeds (excluding the any amount invested by Amgen in such financing) from such Qualified Financing $[*****]; provided further that in the event of any Follow on Financing, Amgen shall purchase “restricted” securities of the Company alongside any such Follow on Financing in an amount equal to (x) $[*****] the aggregate amount paid by Amgen in all previous Qualified Financing and Follow on Financings, [*****] (y) the proportion of Company net proceeds (excluding the any amount invested by Amgen in such financing) from such Follow on Financing [*****] the amount of (A) $[*****] (B) the aggregate amount raised by the Company in all previous Qualified Financing and Follow on Financings (excluding the any amount invested by Amgen in such financing).

For purposes of illustration [*****].

(c) For clarity, notwithstanding anything in this Agreement, the Subscription Agreement or the Other Agreement, as applicable, to the contrary, Amgen shall have no obligation to purchase securities of the Company in an amount greater than $20,000,000 or that would cause Amgen to hold securities of the Company in excess of the Purchase Cap, provided the foregoing shall not relieve Amgen of its obligation to purchase equity securities of the Company up to and including the Purchase Cap subject to the terms and conditions set forth herein. For purposes of this Agreement, “Purchase Cap” means that number of shares of capital stock of the Company, which, after giving effect to such purchase, would equal [*****] percent ([*****]%) of the Company’s outstanding shares of common stock (“Common Stock”) as of the date of such issuance.

(d) In the event of one or more Equity Event(s), Amgen shall, at its option, either (i) purchase the type of securities purchased by the investors in such transaction(s) at a purchase price per share equal to the price paid by such investors, or (ii) purchase Common Stock; provided, however, that, if an Equity Event involves the sale of securities other than of Common Stock and Amgen elects to purchase such securities, in lieu of executing the Subscription Agreement, Amgen shall effect the purchase of such securities by executing and delivering an agreement containing substantially the same terms and conditions as the agreements entered into by the other investors in connection with such Equity Event; provided further that, notwithstanding the foregoing, (x) if such financing is a registered offering under the Securities Act, the securities to be purchased by Amgen shall be issued as “restricted” securities under the Securities Act and (y) in connection with an Equity Event, the price per share of Common Stock paid by Amgen, or the conversion price of the securities issued in such financing or series of related financings, as applicable, shall be no greater than the closing price of the Company’s Common Stock on the Nasdaq Stock Market on the date of execution of the definitive agreement for the purchase of such securities in such Equity Event.

(e) In the event of a Non-Dilutive Payment, then Amgen shall acquire $20 million in shares of Common Stock at a price per share equal to the [*****] (defined below). The shares of Common Stock or other securities purchased pursuant to this Agreement and the Subscription Agreement or Other Agreement, as applicable, will be subject to a six (6) month lockup on sales and other transfers as described under Section V. of the Form of Subscription Agreement attached hereto as Exhibit E.

(f) For purposes of this Agreement, [*****]. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) Notwithstanding anything to the contrary in this Section 7.4, in the event that Amgen terminates this Agreement pursuant to Section 12.2, 12.3(a), 12.3(b) or 12.3(c) or this Agreement terminates pursuant to Section 12.3(e), in each case, Amgen shall have no obligation to purchase any securities of the Company pursuant to this Section 7.4.

8. Payment; Records; Audits

8.1 Payment; Reports. The royalty payments due by Amgen to Company under Section 7.2 shall be calculated, reported and paid for each Calendar Quarter within forty five (45) days after the end of each Calendar Quarter during which the applicable Net Sales occurred and shall be accompanied by a report setting forth Net Sales of Products by Amgen and its Affiliates and Sublicensees in reasonably sufficient detail (which shall include a breakdown of each deduction from gross sales) to permit confirmation of the accuracy of the royalty payment made, including the gross sales and Net Sales of each Product, on a country-by-country basis, and the exchange rates used in accordance with Section 8.2.

8.2 Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be calculated using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Amgen or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, Amgen or the applicable Sublicensee does not use a rate for converting into U.S. dollar equivalents that is maintained in accordance with GAAP, then such party shall use an exchange rate equal to the rate of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, as of the last day of the applicable Calendar Quarter in which the applicable sales were made (or, if unavailable on such date, the first date thereafter on which such rate is available). All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving party, unless otherwise specified in writing by such party.

8.3 Taxes.

(a) The parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective. For the avoidance of doubt, as between the parties, Amgen shall be responsible for any Branded Prescription Drug Fees that may be levied under section 9008 of the Affordable Care Act with respect to any Product sold.

(b) Subject to this Section 8.3(b), Company will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Amgen for the benefit of Company on account of any payments payable to Company under this Agreement, Amgen will (i) deduct such taxes from the amount of payments otherwise due to Company, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Company as promptly as practicable following such payment and (iv) cooperate with Company in any way reasonably required by Company to obtain available reductions, credits or refunds of such taxes.

(c) All remuneration amounts payable by Amgen to Company are net amounts. Amgen shall be responsible for all Value Added Taxes (“VAT”), if any, attributable to transactions contemplated by this Agreement upon receipt of a valid VAT invoice and without any offset or reimbursement from Company. Company shall cooperate with Amgen in any way reasonably requested by Amgen to obtain available reductions, credits or refunds of any VAT amounts attributable to transactions contemplated by this Agreement. For clarity, this Section 8.3(c) is not intended to limit Amgen’s right to deduct value-added taxes in determining Net Sales.

(d) In the event that any tax is owing as a result of any action by Amgen, including any assignment or sublicense (including assignment to, or payment hereunder by, another Amgen-related entity or Affiliate), or any failure on the part of Amgen or its Affiliates to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of Company hereto, then the payment in respect of which such tax is owing shall be made without deduction for or on account of such tax to ensure that Company receives a sum equal to the sum which it would have received had such tax not been due or otherwise, and any such payment shall be made after deduction of such tax. Each party shall cooperate with the other party in any way reasonably requested by the other party to minimize the tax implications of any such action.

(e) As between the parties and with respect to Products in the U.S., Amgen shall be solely responsible for the annual fee on branded prescription pharmaceutical manufacturers and importers, imposed on Amgen, or its Affiliates or Sublicensees, pursuant to Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as may be amended).

8.4 Records; Audit. During the Term and for three years thereafter, Amgen shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product in sufficient detail to permit Company to confirm the accuracy of payments due hereunder. Company shall have the right, upon 30 days’ prior written notice to Amgen, to cause an independent, certified international public accounting firm reasonably acceptable to Amgen to audit such records during Amgen’s normal business hours with the purpose of confirming the number of Product units sold, the gross sales and Net Sales of Product, the royalties payable, the method used to calculate the royalties payable, and the exchange rates used in accordance with Section 8.2. The audit shall be limited to pertinent records kept by Amgen and its Affiliates and Sublicensees for any year ending not more than 36 months prior to the date of the written notice. An audit under this Section 8.4 shall not occur more than once in any Calendar Year. The accounting firm shall disclose to Company only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Company. The accounting firm shall provide Amgen with a copy of any disclosures or reports made to Company and Amgen shall have an opportunity to discuss such disclosures or reports with Company and the accounting firm. Information, disclosures, or reports arising from any such examination shall be Confidential Information of Amgen subject to the confidentiality and other obligations of Article 11. Prompt adjustments shall be made by the parties to reflect the results of such audit (but in no event later than 45 days thereafter). Company shall bear the full cost of such audit unless such audit discloses a variance of more than [*****]% of the payments due under this Agreement, in which case, Amgen shall bear the full cost of such audit.

8.5 Late Payments. In the event that any payment due under this Agreement is not sent to Company when due in accordance with the applicable provisions of Sections 7.1, 7.2, or 8.1, the payment shall accrue interest from the date due at the prime rate as reported by Citibank N.A., plus [*****]% per year calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a 365-day year; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Company from exercising any other rights it may have as a consequence of the lateness of any payment.

9. Intellectual Property

9.1 Ownership of Inventions.

(a) Inventorship and ownership of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws (without reference to any conflict of law principles).

(b) Without modifying or limiting the ownership and rights as provided for in Section 9.1(a), each party shall, prior to any public disclosure (including, for example, clinicaltrials.gov submissions or the like, manuscripts, posters, presentations, or abstracts) or filing of a Patent application, disclose to the other party each Invention, other than Inventions relating to proprietary manufacturing technology and process development technology, or, to the extent not specifically related to the Product or the Development Plan, combination product technology, drug delivery device technology, digital health technology, or patient support services technology, and shall allow reasonably sufficient time (at least 30 days from the date of receipt by the other party) for comment and review by the other party as to whether such other party would recommend for a Patent to be filed (but only by the party or parties who is or are entitled to do so in accordance with Section 9.2). The parties will work together to resolve any issues regarding inventorship or ownership of Inventions; provided, that the final decision on whether to file a Patent on an Invention shall be (x) with respect to Inventions relating to proprietary manufacturing or process development technology, in the sole discretion of Amgen, and (y) Inventions not relating to proprietary manufacturing or process development technology, (i) during the Company Development Period, in the sole discretion of the party owning such Invention, after considering in good faith comments from the non-owning party, and (ii) following the Company Development Period, (1) in the sole discretion of Amgen, after considering in good faith comments from Company, if Amgen elects to pay the Company Development Milestone, and (2) in the sole discretion of Company, after considering in good faith comments from Amgen, if Amgen elects not to pay the Company Development Milestone and the Termination License Agreement shall provide for the foregoing.

(c) Each party shall perform its activities under this Agreement through personnel who are subject to written obligations to assign intellectual property created in the course of their employment to such party or its Affiliate.

(d) Except as expressly provided in this Agreement, or pursuant to the Termination License Agreement it is understood that neither party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other party to practice, enforce, license, assign or otherwise exploit inventions or intellectual property owned jointly by the parties hereunder, including any Joint Inventions or Joint Invention Patents, and each party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each party agrees to cooperate with the other party, as reasonably requested and at the requesting party’s reasonable expense, and to take such actions, at the requesting party’s reasonable expense, as may be required to give effect to this Section 9.1(d) in a particular country in the Territory.

(e) For clarity, (i) Amgen shall own all right, title and interest in and to all Amgen Technology (including, without limitation, manufacturing technology, process development technology, combination product technology, drug delivery device technology, digital health technology, or patient support services technology) and any modifications, improvements, or customizations thereof, and (ii) Company shall own all right, title and interest in and to all Company Technology, and any modifications, improvements, or customizations thereof.

9.2 Patent Prosecution and Maintenance.

(a) Coordination. Each party shall undertake Prosecution and Maintenance of Joint Invention Patents, Amgen Invention Patents and Company Patents in accordance with this Section 9.2, and subject to discussion by the parties. Furthermore, with respect to the Prosecution and Maintenance of each such Patent each party agrees to: (i) keep the other party reasonably informed with respect to such activities; (ii) consult with the other party regarding such matters, including the final abandonment of any such Patent claims; and (iii) reasonably consider the other party’s comments. For clarity, the parties understand that some Inventions may require coordination of Patent filings, including timing and coordination of genus and species filings as appropriate, to preserve and maximize intellectual property rights, prolong exclusivities and minimize the creation of prior art against such Patent filings of either party. If a party controls Prosecution and Maintenance of an Invention Patent pursuant to this Section 9.2, and the other party in good faith reasonably believes that Company Technology (in the case of Company) or the Amgen Technology (in the case of Amgen) would be adversely affected by such controlling party’s Prosecution and Maintenance activities, the parties shall use reasonable best efforts to work together to develop a mutually agreeable solution. If the parties are unable to agree on such solution within a reasonable period of time, the issue will be escalated to the chief patent counsels of each of Company and Amgen, as applicable, for resolution. If the chief patent counsels cannot reach a mutually agreeable solution, then the controlling party shall have the right to make the decision taking into account the other party’s interest.

(b) Joint Invention Patents. The Parties agree to prepare, file, prosecute, and maintain Joint Invention Patents at their joint expense and consult and reasonably cooperate with one other in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application as shall reasonably and properly be required to secure appropriate patent protection of the Joint Invention Patents. Amgen and Company shall equally control prosecution of any such Joint Invention Patents; provided that in the event that the Parties cannot agree on a course of action with respect to prosecution after good faith discussions with the common interest of securing appropriate patent protection of the Joint Invention Patents, Amgen shall control that aspect of the prosecution. Drafting, filing and prosecution of Joint Invention Patents shall be through counsel acceptable to both Parties. If either Party (the “Opting-out Party”) wishes to discontinue the prosecution and/or maintenance of a Joint Invention Patent, the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and/or maintenance. In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party’s expense as may be reasonably necessary to effect an assignment of such Joint Invention Patents to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application or patent. Any Joint Invention Patents so assigned shall thereafter be owned solely by the Continuing Party, and the Opting-out Party shall have no right to practice under such Joint Invention Patents in the applicable country or countries.

(c) Amgen Invention Patents. Amgen shall have the sole right, at its expense, to control the Prosecution and Maintenance of Amgen Invention Patents. Except with respect to Amgen Invention Patents that Cover Inventions relating to proprietary manufacturing technology and process development technology, and, to the extent not specific to the Product or the Development Plan, combination product technology, drug delivery device technology, digital health technology, or patient support services technology, Amgen shall consult with Company as to the Prosecution and Maintenance of the Amgen Invention Patents that claim or Cover Products reasonably prior to any deadline or action with the applicable patent office and shall furnish to Company copies of all relevant documents reasonably in advance of such consultation.

(d) Company Patents. Company shall have the sole right, at its expense, to control the Prosecution and Maintenance of Company Patents. Company shall consult with Amgen as to the Prosecution and Maintenance of the Company Patents that claim or Cover Products or the manufacture or use thereof, reasonably prior to any deadline or action with the applicable patent office and shall furnish to Amgen copies of all relevant documents reasonably in advance of such consultation; provided, that if Company determines not to continue the Prosecution and Maintenance of any Company Patent that solely Covers a Product then Amgen shall have the right to undertake such Prosecution and Maintenance at its own expense.

(e) Background Patents. Company shall have the sole right, but not the obligation, at its expense, to control the Prosecution and Maintenance of the Company Background Patents and Amgen shall have the sole right, but not the obligation, at its expense, to control the Prosecution and Maintenance of the Amgen Background Patents.

9.3 Cooperation of the Parties. Each party shall cooperate with the other party in connection with all activities relating to the Prosecution and Maintenance of the Company Patents, Amgen Invention Patents and Joint Invention Patents undertaken by such other party pursuant to Section 9.2, including: (i) making available in a timely manner any documents or information such other party reasonably requests to facilitate such other party’s Prosecution and Maintenance of the Company Patents, Amgen Invention Patents or Joint Invention Patents pursuant to Section 9.2; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any Company Invention Patents, Amgen Invention Patents or Joint Invention Patents by such other party. Each party shall, if requested, permit such other party to participate at its own expense in any opposition, interference, appeal, inter partes review, post-grant review or similar proceeding with respect to any Company Invention Patent, Amgen Invention Patents or Joint Invention Patent to the extent the same are directed to any Product, or manufacturing or use thereof.

9.4 Infringement or Misappropriation by Third Parties.

(a) Notice. In the event that Company or Amgen becomes aware of actual or threatened infringement or misappropriation of any Company Patent, Amgen Patent, Joint Invention Patent, Company Know-How, Amgen Know-How or Joint Invention by the manufacture, sale, use or importation of a Product, including the filing of any certification pursuant to the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) or any equivalent thereof (any of the foregoing, an “Infringement”), that party shall promptly notify the other party in writing.

(b) Joint Invention Patents. Amgen shall have the first right, but not the obligation, to initiate and control any infringement proceedings or take other appropriate actions against an Infringement of the Joint Invention Patents or to defend a challenge of such Joint Invention Patent in a declaratory judgment action, at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Amgen fails to bring any such action or proceeding with respect to an Infringement by the sooner of (a) 30 days following a request by Company to do so, or (b) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Company shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. It is understood that Amgen may exercise its rights under this Section 9.4(b) through a Sublicensee or other designee, and actions of such a Sublicensee or designee under authority from Amgen shall be deemed actions of Amgen for purposes of this Section 9.4(b).

(c) Company Patents. Company shall have the first right to initiate any infringement proceedings or take other appropriate enforcement actions against an Infringement of any Company Patent or to defend against any challenge of a Company Patent. If Company elects not to so enforce or defend any Company Patents, then it shall notify Amgen in writing within three (3) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and Amgen may, in its sole judgment, and at its own expense, take steps to enforce or defend any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom. Company shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Amgen’s expense. Amgen shall not enter into any settlement of any claim described in this Section 49.4(c) that admits to the invalidity or unenforceability of any Company Patent, incurs any financial liability on the part of Company or requires an admission of liability, wrongdoing or fault on the part of Company without Company’ prior written consent, such consent not to be unreasonably withheld.

(d) Amgen Patents. Amgen shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an Infringement of any Amgen Patent or to defend against any challenge of an Amgen Patent.

(e) Allocation of Recoveries. Except as otherwise agreed to by the parties, any recovery realized as a result of any infringement proceeding or other action pursuant to this Section 9.4, after reimbursement of any litigation expenses of Company and Amgen, shall be (i) provided to, or retained by, as applicable, Amgen and (ii) treated as Net Sales of a Product for purposes of royalty calculations in the period in which payment of such recovery was received, in each case, unless Amgen elects not to participate in such action and Company pursues such action at its own risk, in which case Company shall be entitled to retain the amount so contemplated to be provided to Amgen pursuant to clause (i) above.

(f) Cooperation. In the event a party brings an infringement proceeding or other action in accordance with this Section 9.4, the other party shall reasonably cooperate with the party bringing the proceeding, including, if legally required to bring such action, being named as a party. The parties shall keep one another informed of the status of their respective activities regarding any proceeding or action undertaken with respect to (i) a Joint Invention Patent, or (ii) any Amgen Invention Patent or Company Patent that Cover Products, pursuant to this Section 9.4 or settlement thereof, and the parties shall assist one another and cooperate in any such action at the other’s reasonable request. The party enforcing and/or defending a Joint Invention Patent or any Company Patent or Amgen Invention Patent that Cover Products, may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 9.4 without the other party’s prior consent; provided, that (a) the other party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and (b) such settlement does not have an adverse impact on (1) (A) the rights granted by a party to the other party hereunder or (B) if Amgen is the settling party, any Company Background Patent, or, if Company is the settling party, any Amgen Background Patent, or (2) result in a payment or other liability by the other party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 9.4 by the party enforcing an Amgen Invention Patent, Company Patent or Joint Invention Patent shall require the prior written consent of the other party, which consent such other party shall not unreasonably withhold.

9.5 Defense and Settlement of Third Party Claims. Each party shall promptly notify the other in writing of (a) any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party or (b) any declaratory judgment action that is brought naming either party as a defendant and alleging invalidity of any of the Amgen Patents, Company Patents or Joint Invention Patents. Company shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Company’ activities at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Amgen shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Amgen’s activities at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that admits the invalidity or unenforceability of the other party’s Patents or a Joint Invention Patent or imposes on the other party restrictions or obligations or other liabilities, without the written consent of such other party, which consent shall not be unreasonably withheld.

9.6 Reserved.

9.7 Trademarks. As between the parties, Amgen shall own all right, title and interest in and to any trademarks adopted by Amgen for use with a Product, and shall be responsible for the registration, filing, maintenance and enforcement thereof.

10. Representations, Warranties and Covenants

10.1 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each party represents, warrants and covenants to the other party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, the services of any person who is debarred or disqualified, in connection with activities relating any Product. In the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall promptly notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Compliance. Each party covenants to the other that:

(i) In the performance of its obligations under this Agreement, such party shall comply with, and shall cause its and its Affiliates’ employees and contractors to comply, with all applicable laws, rules and regulations.

(ii) As of the Effective Date through the expiration and termination of this Agreement, such party and, to its knowledge, its and its Affiliates’ employees and contractors, shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either party, or otherwise violate any Anti-Corruption Laws (it being understood that, without any limitation to the foregoing, such party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or any other Person in connection with the performance of such party’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing).

(iii) Each Party, on behalf of itself and any Third Party acting on its behalf, represents, warrants and covenants to the other Party that for the Term and six (6) years thereafter each Party shall maintain complete and accurate books, accounts, invoices, and reasonably detailed records related to this Agreement or any work conducted for or on behalf of Amgen under this Agreement, including records required to establish compliance with Section 10(c)(ii) above.

(iv) Each Party shall promptly provide the other Party with written notice of the following events:

(a) Upon becoming aware of any breach or violation by a Party or a Third Party acting on its behalf of any representation, warranty or undertaking set forth in Section 10(c)(ii); or

(b) Upon receiving a formal notification that it is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any Third Party connected with this Agreement that any of them is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation.

10.2 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it and (d) no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution and delivery by such party of this Agreement.

10.3 Additional Representations and Warranties.

(a) Each of Company and Amgen represents, warrants and covenants to the other party that, as of the Effective Date:

(i) Each of Amgen and Company has full legal or beneficial title and ownership of, or an exclusive license to, the applicable Patents as is necessary to grant the licenses (or sublicenses) to the other party that Amgen or Company, as applicable, purports to grant pursuant to this Agreement.

(ii) Each of Amgen and Company has the rights necessary to grant the licenses to the other party under Amgen Know-How or Company Know-How, as applicable, that Amgen or Company, as applicable, purports to grant pursuant to this Agreement.

(b) Company represents, warrants and covenants to Amgen that, as of the Effective Date, there are no pending actions, claims, investigations, suits or proceedings against Company or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Company nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Company or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Company Technology.

(c) Except as provided in Section 10.3(e), Amgen represents, warrants and covenants to Company that, as of the Effective Date, there are no pending actions, claims, investigations, suits or proceedings against Amgen or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Amgen nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Amgen or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Amgen Technology.

(d) Amgen represents, warrants and covenants to Company that, [*****].

(e) [*****] to Amgen’s knowledge, no claim or litigation has been brought or has been threatened in writing by any Third Party alleging that (i) the Amgen Patents are invalid or unenforceable; or (ii) the manufacture, sale, offer for sale, or importation of the Product in the Territory infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

(f) Amgen has not granted, and will not grant, to any Third Party, rights in the Company Technology (i) that are inconsistent with the rights granted to Company hereunder or (ii) that would be inconsistent with the rights contemplated to be granted to Company under the Termination License Agreement.

(g) Amgen has delivered or otherwise made available to Company true, complete and correct copies of all Inbound Licenses, and Amgen is in compliance with (and, to Amgen’s knowledge, each other party to such Inbound Licenses are in compliance with) all material terms and conditions of all Inbound Licenses.

(h) Amgen has made available to Company a complete and accurate copy of the [*****] Agreement. The [*****] Agreement is legal, valid, binding, enforceable and is in full force and effect, and no party to the [*****] Agreement is in material violation of or in material default under (nor, to Amgen’s knowledge, does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination, modification or acceleration of) the [*****] Agreement. During the Term, (i) neither Amgen nor its Affiliates will enter into or agree to any amendment to, or waive any provision of, the [*****] Agreement that would be inconsistent with the terms hereof; and (ii) Amgen or its Affiliates shall maintain the [*****] Agreement in full force and effect.

10.4 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS, AND PRODUCTS (IF ANY), PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, (a) neither party represents or warrants as to the success of any study or test conducted by such party pursuant to this Agreement or the safety or usefulness for any purpose of the technology, right or materials it provides hereunder, or that either party will be successful in obtaining any patents rights, or that any patents will issue based on a pending application; and (b) each party specifically disclaims any guarantee that the Products will be successful, in whole or in part.

10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 11 OR A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES; provided, however, that this Section 10.5 shall not be construed to limit either party’s indemnification obligations under Article 13.

11. Confidentiality

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement or any Confidential Information developed by the other party hereunder, and both parties shall keep confidential and, subject to Section 11.5, shall not publish or otherwise disclose the terms of this Agreement. Each party may use the other party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement (including exercising rights and performing obligations). Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other party. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party.

11.2 Exceptions. The obligations of confidentiality and restriction on use under this Article 11 shall not apply to any Confidential Information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party or any of its Affiliates at the time of receiving such information, other than by previous disclosure of the disclosing party, or its Affiliates, employees, agents, consultants, or contractors to the receiving party, which the receiving party can prove by competent written evidence; (c) is hereafter furnished to the receiving party or any of its Affiliates without restriction by a Third Party who is not known by the receiving party to be subject to an obligation of confidentiality or limitations on use with respect thereto; or (d) is independently discovered or developed by the employees, subcontractors, consultants or agents of the receiving party or any of its Affiliates without the use of Confidential Information belonging to the disclosing party, which the receiving party can prove by competent written evidence.

11.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) Regulatory Filings for Products that such party has a license or right to develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable law or governmental regulations (including any securities law or regulation or the rules of a securities exchange) or with a court order or legal or administrative proceeding; and

(e) disclosure to Affiliates, Sublicensees, employees, consultants, contractors, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties (including potential Third Party acquirers (whether through asset or stock purchase or merger)), and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, contractor, agent or Third Party agrees to be bound by terms of confidentiality and non-use consistent with those set forth in this Article 11; and provided further, that no financial terms shall be disclosed to any such potential acquirer or investor if it has a competing product to any Product.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(c) through (d), it will give reasonable advance notice to the other party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such Confidential Information and at least as diligently as such party would use to protect its own confidential information. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information under Section 11.3(c) through (d). Any information disclosed pursuant to Section 11.3(c) through (d) shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 11.

11.4 Publications.

(a) If a party (the “Publishing Party”) proposes to publish or present on any results or data on any Product, or use thereof, or, in the case of Amgen as the Publishing Party, any Company Technology (excluding publications or presentations which include only a standard source reference to Company Technology, consistent with scientific journal publication practices) or, in the case of Company as the Publishing Party, any Amgen Technology (excluding publications or presentations which include only a standard source reference to Amgen Technology, consistent with scientific journal publication practices), the other party (the “Non-Publishing Party”) shall, in accordance with and to the extent provided in the following clause (b), have the right to review and comment on any material proposed for such publication or presentation by the Publishing Party, including, for example, as by oral presentation at scientific conferences or seminars, scientific journal manuscripts, clinicaltrials.gov and the like, or abstracts; provided, however, that Amgen will have the sole right (without Company’s consent but subject to the review and comment provisions in Section 11.4(b)) to publish and make scientific presentations with respect to Products or make other public disclosures regarding any such Products after the Company Development Period.

(b) With respect to any such publications or presentation, before any such material is submitted for publication or presentation, the Publishing Party shall deliver a complete copy of such material to the Non-Publishing Party at least 30 days prior to the proposed submission for publication or presentation, and the Non-Publishing Party shall use reasonable efforts to give its comments to the Publishing Party as promptly as practicable following delivery of such material. The Publishing Party shall (a) give due consideration to any editorial comments received from the Non-Publishing Party, (b) comply with any request from the Non-Publishing Party to delete the Non-Publishing Party’s Confidential Information (for this purpose, pre-clinical development data shall not be considered Company Confidential Information) in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Article 9 hereof.

(c) Each Party’s contribution to a publication shall be acknowledged in any publication by co-authorship or acknowledgment, in accordance with International Committee of Medical Journal Editors (ICMJE) guidelines, and the Publishing Party shall reasonably consider any comments that the other Party may have with respect to the proposed publication. Consistent with those guidelines, authorship will be based upon substantial contribution to the design, analysis, interpretation of data, drafting and/or critically revising any publication(s) derived from this Agreement, and authors must engage in the drafting of the publication or revise it critically for important intellectual content. Company agrees to maintain evidence of its compliance with the ICMJE guidelines for authorship, and that it will provide such evidence to Amgen upon request.

11.5 Publicity; Public Disclosures. A joint press release substantially in the form attached hereto as Exhibit D shall be issued by the parties on or following the Effective Date (but in no event later than four business days following the Effective Date). It is understood that each party may desire or be required to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, and each party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior return consent of such party, not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required with respect to the publication of materials or information that have been previously disclosed. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release or public statement; provided, however, that the issuing party will provide the reviewing party with a copy of the proposed press release or public statement within a reasonable time prior to issuance thereof (but in no event less than four business days) and the parties will consult and work in good faith to prepare a mutually acceptable press release. Notwithstanding the foregoing (but subject to the parties’ rights to review and comment), either party may make such disclosures as required by law based on the advice of counsel (including with respect to the achievement of an Approval Milestone and the amount of, and receipt of, any Milestone Payment). The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a party with the SEC or as otherwise required by law. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.6 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 11 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable party for purposes of this Agreement.

11.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party may suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11 without the need to post any bond.

11.8 Attorney-Client Privilege. Neither party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving party, regardless of whether the disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles, but are not obligated to do so.

12. Term and Termination

12.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12 or by mutual written agreement of the parties, shall continue, until the expiration of the Royalty Term with respect to any Product under this Agreement (the “Term”).

12.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon 90 days’ prior written notice to the other party upon the occurrence of any of the following:

(a) an Insolvency Event of the other party; or

(b) the material breach of this Agreement or an Ancillary Agreement by the other party if the breaching party has not cured such breach within the 90-day period following written notice of termination by the non-breaching party. Notwithstanding the foregoing, in the event of a good faith dispute as to any material breach under this Agreement or any Ancillary Agreement, the foregoing cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the terms of this Agreement or the applicable Ancillary Agreement; provided, that for any dispute over payment such tolling of the cure period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amounts.

12.3 Other Termination Rights.

(a) During the Company Development Period, either party shall have the right to terminate this Agreement in full upon written notice to the other party in the event that such party determines in good faith, based on a review of the clinical data or other Know-How or information related to the Products, that the Products present an unreasonable risk to patient safety and that further development of the Products should be discontinued. In the event of termination pursuant to this Section 12.3(a) by Amgen following the Initiation of a Designated Clinical Trial, Company shall have the right to request, by written notice to Amgen within one hundred and twenty (120) days following Company’s receipt of such notice of termination from Amgen, that the parties negotiate the Termination License Agreement. Following such request, Company and Amgen shall promptly and in good faith negotiate and execute the Termination License Agreement.

(b) Commencing on the date that is six months prior to the initiation of the first Designated Clinic Trial, within 30 days following the end of each calendar quarter, Company will provide Amgen a report containing its cash position, current ratio, the estimated Company Development Costs and a forecast for such Company Development Costs for the (i) balance of the current calendar quarter, and (ii) the immediately following calendar quarter. If based on such report, it reasonably appears that Provention will be unable to fund the Company Development Costs for the period covered by such report, Amgen may, by written notice to the Company, immediately terminate this Agreement in full. Notwithstanding the foregoing, Amgen shall not be entitled to terminate the Agreement if the Company presents an appropriate funding plan reasonably likely, in Amgen’s reasonable determination, to successfully cover such Company Development Costs, such funding plan to be provided within seven (7) Business Days of such notice by Amgen. Amgen may not exercise its right of termination pursuant to this Section 12.3(b) if, at the time Amgen seeks to effect such termination, Amgen is in breach of its obligation to make an equity investment pursuant to Section 7.4.

(c) Amgen shall have the right to terminate this Agreement in full upon written notice to Company in the event that Company or any of its Affiliates or Sublicensees directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Amgen Patents; provided, however, that Amgen will not have the right to terminate this Agreement under this Section 12.3(c) for any such challenge by any Sublicensee if (i) Company terminates such Sublicense within sixty (60) days of Amgen’s notice to Company under this Section 12.3(c) or (ii) such challenge is dismissed within sixty (60) days of Amgen’s notice to Company under this Section 12.3(c) and not thereafter continued.

(d) Company shall have the right to terminate this Agreement in full upon written notice to Amgen in the event that Amgen or any of its Affiliates or Sublicensees directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Company Patents; provided, however, that Company will not have the right to terminate this Agreement under this Section 12.3(d) for any such challenge by any Sublicensee if (i) Amgen terminates such Sublicense within sixty (60) days of Company’s notice to Amgen under this Section 12.3(d) or (ii) such challenge is dismissed within sixty (60) days of Company’s notice to Amgen under this Section 12.3(d) and not thereafter continued.

(e) This Agreement terminates pursuant to the terms of Section 3.3.

12.4 Effect of Expiration or Termination; Surviving Obligations.

(a) Effect of Expiration. Upon expiration of this Agreement in accordance with Section 12.1, the licenses granted by Company to Amgen shall become non-exclusive and survive on a fully-paid, irrevocable, perpetual basis, and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4.

(b) Effect of any Termination. Upon any termination of this Agreement, the following provisions shall apply (subject to Section 12.4(f)), all licenses granted pursuant to Sections 5.1, 5.2 and 5.3 shall automatically terminate and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4.

(c) Effect of Termination by Amgen during Company Development Period. Upon any termination of this Agreement during the Company Development Period by Amgen under Sections 12.2(a) or (b) or Sections 12.3(b) or (c), the following provisions shall apply (subject to Section 12.4(f)):

(i) Company shall responsibly wind-down, in accordance with accepted biopharmaceutical industry norms and ethical practices, any Designated Clinical Trials or any other clinical studies for which it has responsibility under the Development Plan in which patient dosing has commenced, and Company will be responsible for any costs reasonably associated with such wind-down.

(ii) As soon as practicable but in any event no more than one hundred and eighty (180) days after such termination, Company shall, and hereby does, assign to Amgen all Regulatory Filings and Regulatory Approvals for any Products and the and the Global Safety Database, provided that, for clarity, Amgen shall not exercise any rights under such assignment until such termination date, provided further that such one hundred and eighty (180)-day period shall be extended if circumstances reasonably require the delay of a transfer of a Regulatory Filing, Regulatory Approval or the Global Safety Database (for example, completion of an on-going clinical trial). Company shall promptly notify the Regulatory Authorities in the applicable country of such transfer and assignment in the customary manner.

(iii) Upon Amgen’s written request within 60 days following the applicable notice of termination, Company shall (A) transfer to Amgen any regulatory and toxicology documents reasonably necessary for Amgen to Exploit all Products without unnecessary loss of time or duplication of studies, (B) request and allow its contractors that have conducted Company Development Activities or other operations or activities with any Product(s) to provide any relevant data or reports to Amgen and to continue such operations on behalf of Amgen, (C) reasonably cooperate with Amgen to facilitate a smooth, orderly and prompt transition of the Exploitation of Products and related activities contemplated hereunder to Amgen (including Prosecution and Maintenance of Joint Invention Patents) and (D) promptly transfer to Amgen some or all quantities of Products in its possession. Company shall also provide additional reasonable transition services requested by Amgen and agreed to by Company. The transfers and transition services provided under this Section 12.4(c)(iii) will be at Amgen’s cost, except in the event that Amgen terminates pursuant to Sections 12.2(b) or 12.3(c), in which case such transfers and services will be at Company’s cost. In the former case, Company shall determine such costs and expenses to be paid by Amgen according to Company’s usual method of accounting for the cost of time spent by employees, and which costs and expenses shall be payable by Amgen within forty five (45) days of Company’s invoice.

(iv) In the event that Company has one or more agreements with Third Parties with respect to the Company Development Activities or the Products, at Amgen’s request, Company shall use commercially reasonable efforts to assign or sublicense its rights under such agreement(s) (solely to the extent such agreements pertain to Products) to Amgen upon any such termination and Amgen shall assume all of Company’s obligations under such agreement(s) and defend and indemnify Company Indemnitees and hold Company Indemnitees harmless for any breach by Amgen of such obligations.

(d) Effect of Termination by Company during the Company Development Period. In the event of a termination by Company of this Agreement under Sections 12.2(a) or (b) or 12.3(d) during the Company Development Period, Company shall have the right to request, by written notice to Amgen within one hundred and twenty (120) days following Company’s receipt of such notice of termination from Amgen, that the parties negotiate the Termination License Agreement. Following such request, Company and Amgen shall promptly and in good faith negotiate and execute the Termination License Agreement.

(e) Confidential Information and Material. Upon expiration or termination of this Agreement in its entirety, except to the extent that a party retains a license from the other party as provided in this Section 12.4, each party shall promptly, upon request of the other party, delete or destroy, all Material and relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such records and materials for legal archival purposes only subject to continuing confidentiality obligations in accordance with Article 11.

(f) Survival. Expiration or termination of this Agreement shall not relieve the parties of any liability accruing prior to such expiration or termination. In addition to any provisions that are expressly stated to survive expiration or termination herein, the provisions set forth below shall survive expiration or termination of this Agreement:

Article 1 –	Definitions
Section 3.3 –	Termination License Agreement
Section 8.3 –	Taxes (with respect to sales of Products made before such expiration or termination)
Section 8.4 –	Records; Audit (with respect to sales of Products made before such expiration or termination)
Section 8.5 –	Late Payments (with respect to sales made before such expiration or termination)
Section 9.1 –	Ownership of IP
Section 9.2(a) and (b) –	Patent Prosecution and Maintenance
Section 9.4(a), (b), (e) and (f) –	Infringement and Misappropriation by Third Parties (with respect to actions initiated prior to such expiration or termination)
Section 10.4 –	Disclaimer
Section 10.5 –	Limitation of Liability
Section 11 –	Confidentiality
Section 12.4 –	Effects of Termination; Surviving Obligations
Section 12.5 –	Relief
Section 12.6 –	Rights in Bankruptcy
Article 13 –	Indemnification
Article 14 –	General Provisions
Exhibit A –	Termination License Agreement Term Sheet

All other rights and obligations will terminate upon expiration or termination of this Agreement.

12.5 Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief at law or in equity that it may be entitled to upon such termination.

12.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The parties agree that a party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same will, if not already in its possession, be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefor by the other party.

13. Indemnification

13.1 Indemnification by Company. Company hereby agrees to save, defend and hold Amgen and its Affiliates and its and their respective directors, officers, employees and agents (each, an “Amgen Indemnitee”) harmless from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Amgen Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (“Third Party Claim”) to the extent such Losses arise directly or indirectly out of: (a) the fraud, gross negligence or willful misconduct of Company or any of its Affiliates, Sublicensees or subcontractors in respect of matters contemplated in this Agreement, or (b) the breach by Company of any representation, warranty, covenant or agreement made by Company in this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) of Section 13.2.

13.2 Indemnification by Amgen. Amgen hereby agrees to save, defend and hold Company, its Affiliates, its licensees and their respective directors, officers, employees and agents (each, an “Company Indemnitee”) harmless from and against any and all Losses to which any Company Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise directly or indirectly out of: (a) the fraud, gross negligence or willful misconduct of Amgen or any of its Affiliates, Sublicensees or subcontractors in respect of matters contemplated in this Agreement, (b) the breach by Amgen of any warranty, representation, covenant or agreement made by Amgen in this Agreement, (c) any royalty, milestone, or other payment obligation due to [*****] under the [*****] Agreement, or (d) the Exploitation of any Product by or on behalf of Amgen, its Affiliates, or their respective Sublicensees; except, in each case, to the extent such Losses result from clause (a) or (b) of Section 13.1.

13.3 Procedure. The foregoing indemnity obligations shall be conditioned upon (a) the indemnified party (“Indemnitee”) promptly notifying the indemnifying party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim (provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby), (b) the Indemnitee granting the Indemnitor sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement (provided, however, that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any intellectual property or proprietary right of Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable, and (c) the Indemnitee reasonably cooperating with the Indemnitor (at the Indemnitee’s expense). The Indemnitee shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnitee will have the right to employ separate counsel at the Indemnitor’s expense and to control its own defense of the applicable Third Party Claim only if: (i) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; provided that in no event will the Indemnitor be required to pay fees and expenses under this sentence for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnitee shall not settle or compromise such Third Party claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.

13.4 Insurance. Each party, at its own expense, shall maintain comprehensive general liability, product liability and other appropriate insurance, including for clinical trials, from reputable and financially secure insurance carriers (or self-insure sufficiently to provide materially the same level and type of protection) in a form and at levels consistent with sound business practice and adequate in light of its obligations under this Agreement for the period during the Term and for six years thereafter. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request. Such insurance will not create a limit to either party’s liability hereunder.

14. General Provisions

14.1 Governing Law; Jurisdiction.

(a) This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

(b) If a dispute regarding this Agreement or the activities contemplated hereby arises between the parties, the parties shall attempt to solve the issue through good faith discussions for a period of at least seventy (70) days, and the parties will use reasonable efforts to reach an amicable resolution of the issue during such period. During such seventy (70)-day period, the parties may agree to submit such dispute for non-binding mediation. If, notwithstanding the efforts of the parties in accordance with the previous sentence, after such seventy (70)-day period, a dispute cannot be amicably resolved, then such dispute shall be finally settled under the Rules of Arbitration of the International Institute for Conflict Prevention and Resolution by three arbitrators, of whom each party shall designate one, with the third arbitrator to be designated by the two party-appointed arbitrators. Such arbitration shall be conducted in New York, New York. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall not have the power to grant any award or remedy other than such awards or remedies that are available under the applicable law. Notwithstanding the foregoing, each party understands and agrees that a party shall be entitled to seek injunctive and/or equitable relief and enforcement of any arbitration award from the applicable courts in any appropriate jurisdiction.

14.2 Entire Agreement; Modification. This Agreement (including the Exhibits attached hereto) constitutes a complete and exclusive statement with respect to all of its terms. This Agreement (including the Exhibits attached hereto) supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties.

14.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever. For clarity, the parties acknowledge and agree that their activities hereunder will not create a partnership for tax purposes.

14.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

14.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”); or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties specified above, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.5. Any assignment not in accordance with this Agreement shall be void.

14.6 Rights upon Change of Control or Material Breach by Company.

(a) Company shall give Amgen written notice within five days after the first public announcement or disclosure of any Change of Control of Company. Upon such notice, Amgen shall have the right, in its sole discretion, to (i) transfer or have transferred, in an orderly process, some or all of the activities and decision-making as contemplated herein from Company to Amgen, upon written notice by Amgen, (ii) terminate, in whole or in part, the licenses granted to Company pursuant to Sections 5.2 or 5.3, and (iii) exclude Company (following such Change of Control) from participation in whole or in part from the JPT or any other governance committees or working teams.

(b) Upon the material breach of this Agreement by Company and Company’s failure to cure such breach within the 90-day period following written notice by Amgen of such breach, in addition to other remedies available to it at law or in equity, Amgen shall have the right, in its sole discretion, upon the further written notice to Company, to elect in lieu of termination pursuant to Section 12.2(b) to (i) transfer or have transferred, in an orderly process, some or all of the activities and decision-making as contemplated herein from Company to Amgen, (ii) terminate, in whole or in part, the licenses granted to Company pursuant to Sections 5.2 or 5.3, and (iii) exclude Company (following such election) from participation in whole or in part from the JPT or any other governance committees or working teams.

14.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than the parties and their successors and permitted assigns, except for the persons expressly entitled to indemnification as provided in Article 13 and only in accordance with the terms of such Article 13.

14.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 14.9. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (iv) if emailed or sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next day.

If to Amgen, notices must be addressed to:	with a copy (which shall not constitute notice) to:

Amgen Inc.	Amgen Inc.
One Amgen Center Drive	One Amgen Center Drive
Thousand Oaks, CA 91320	Thousand Oaks, CA 91320
[*****]	[*****]

If to Company, notices must be addressed to:	with a copy (which shall not constitute notice) to:

Provention Bio, Inc.	Lowenstein Sandler LLP
P.O. Box 666,	1251 Avenue of the Americas
Oldwick, NJ 08858	17th Floor
[*****]	New York, NY 10020
[*****]

14.10 Japan Activities.

(a) Acknowledgement. The parties acknowledge that no rights are granted hereunder to Company with respect to Products in Japan, and that Company will have no authority with respect to the research and development of Products in Japan. As between the parties, Amgen or its licensees will have the sole right to Exploit Products in Japan, subject only to the royalty obligations contemplated in Section 7.2(a), and to the terms and conditions of the Termination License Agreement, should one be entered into. Company hereby acknowledges that Amgen has previously licensed rights for Products in Japan to Japan Licensee under the Japan Agreement. Company acknowledges that it has received and reviewed a redacted copy of the Japan Agreement.

(b) Obligations under Japan Agreement. Company agrees to perform (or assist Amgen in performing) Amgen’s obligations to Japan Licensee under the Japan Agreement, to the extent such obligations relate to and are limited to (i) Products and (ii) Company’s obligations under this Agreement. Amgen agrees to use reasonable efforts to provide Company with any rights Amgen receives from Japan Licensee under the Japan Agreement (other than milestone payments, royalties and other financial consideration), to the extent such rights are reasonably necessary or useful in connection with Company’s activities contemplated hereunder, and Company agrees to use reasonable efforts to assist Amgen in exercising such rights.

(c) License Grant and Right of Reference. To the extent Amgen is required under the Japan Agreement to grant rights to Japan Licensee under any Company Technology, Company rights under the Joint Invention Patents, or other proprietary rights, Know-How, Regulatory Filings or Regulatory Approvals with respect to Products in Japan, Company hereby grants Amgen a license (with the right to sublicense) under any Company Technology, Company rights under the Joint Invention Patents, or other proprietary rights, Know-How, Regulatory Filings or Regulatory Approvals as reasonably necessary for Amgen to comply with its obligations under the Japan Agreement. Company hereby grants to Amgen an exclusive and irrevocable right of access and reference to any and all Regulatory Filings and Regulatory Approvals for a Product in Japan, and shall cooperate fully to make the benefits of such Regulatory Filings and Regulatory Approvals available to Amgen or its designee(s) for use in Japan.

(d) Product Data. Without limiting Section 14.10(b), promptly upon request by Amgen from time to time, Company shall provide to Amgen and Japan Licensee at Amgen’s cost, during the Company Development Period, copies of all Product data then in Company’s Control, for use in Japan, in reasonably usable electronic form and, if reasonably necessary or useful in connection with Japan Licensee’s Exploitation of the Product in Japan, original hardcopies or duplicate copies thereof.

(e) Amendment or Termination of Japan Agreement. Prior to execution of any amendment to the Japan Agreement that alters Company’s obligations herein, Amgen shall provide Company with a copy of the proposed amendment. Company shall have thirty (30) days from receipt thereof to approve the proposed amendment, which approval shall not be unreasonably withheld, conditioned or delayed.

14.11 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such party’s reasonable control including acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) business days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

14.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless context dictates otherwise, the words “CDM Date” mean “CDM Date (if it occurs)”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

14.13 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

14.14 Exhibits. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this License and Collaboration Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

PROVENTION BIO, INC.		AMGEN INC.

By:	/s/ Ashleigh Palmer	By:	/s/ Robert A. Bradway
Name:	Ashleigh Palmer	Name:	Robert A. Bradway
Title:	President and Chief Executive Officer	Title:	Chairman of the Board, President & CEO

Signature Page to License and Collaboration Agreement

Exhibit A

Termination License Agreement Term Sheet

Overview

Parties	Amgen Inc. (“Amgen”) and Provention Bio, Inc. (the “Company”).

Field	Any and all uses of the Product

Territory	Worldwide other than Japan, subject to status of [*****] license as discussed in “Japan Territory” below

Product	AMG 714

License Grant

Amgen will grant to Company (a) an exclusive (even as to Amgen and its Affiliates), royalty bearing, sublicenseable license under the Licensed Patents and (b) a non-exclusive, royalty bearing, sublicenseable license under the Licensed Know-How, in each case, to Exploit Product(s) in the Field in the Territory during the Term.

“Licensed Patents” will be set forth on a schedule and will contain Patent Rights Controlled by Amgen at the time of the Effective Date of the Termination License Agreement or at any time during that Term and that are reasonably necessary or useful to Exploit Product(s) in the Field in the Territory during the Term.

“Licensed Know-How” will include Know-How Controlled by Amgen at the time of the Effective Date of the Termination License Agreement and that was [*****] Amgen and/or Company in the research and development of Products prior to the Effective Date of the Termination License Agreement.

Sublicensing	Company shall be entitled to sublicense (through multiple tiers) its rights under the Termination License Agreement, provided that (i) Company delivers a copy of each executed sublicense agreement to Amgen within 30 days of execution thereof and (ii) Company remains liable for performance of the Termination License Agreement by its sublicensees.

Commercially Reasonable Efforts	During the term of the Termination License Agreement, Company shall use Commercially Reasonable Efforts (to be defined in accordance with the Collaboration Agreement) to develop and commercialize the Product(s) for the NRCD Indication in agreed upon Major Markets (defined below).

Third Party Encumbrances

Company would assume payment obligations in respect of Products due under the [*****] agreement, provided that Amgen and its Affiliates will not, through any act or omission, cause any payment obligations pursuant to the [*****] agreement to become payable after 2024.

Amgen would remain obligated to pay royalties under the [*****]. The maximum aggregate royalty reduction shall be [*****]%.

Exh. A-1

Overview

Program Transfer	Amgen shall transfer to Company, at Amgen’s cost, the Licensed Know-How and Licensed Materials, other than manufacturing- or process development-related Licensed Know-How or Licensed Materials, in each case, identified in an exhibit to the Termination License Agreement within six (6) months after the Effective Date of the Termination License Agreement, provided that such transfer timeline may be extended for items for which, despite diligent efforts by Amgen, the transfer to Company within such six (6) month period is not reasonably practicable, in which case Amgen shall continue to use diligent efforts to transfer such items as promptly as reasonably practicable after such period but in any event within eighteen (18) months after the Effective Date of the Termination License Agreement.

Amgen shall transfer [*****] to Amgen’s then-current CMOs (to the extent such CMOs do not already have such information and technology) and provide appropriate authorizations to such CMOs, in each case, for purposes of enabling such CMOs to enter into appropriate supply arrangements in respect of Products with Company and to ultimately supply Company with the Product.

IP Prosecution, Maintenance AND ENFORCEMENT

Amgen shall transfer to Company within 90 days of the Effective Date of the Termination License Agreement Product IP prosecution and maintenance responsibilities and costs. Amgen shall reasonably cooperate with Company to prosecute, maintain and enforce the Product IP. Company shall have the first right, but not the obligations, to maintain the Product IP. Provention shall have the first right, but not the obligation to enforce the Product IP against infringers. Any recovery in respect of an enforcement action shall be treated as Net Sales.

Program Costs	Except as set forth herein, Company shall assume all Product costs arising and relating to the period that begins after the Effective Date of the Termination License Agreement.
Approval Milestone Payments	Company will provide notice of the achievement of each of the following milestones within ten (10) business days thereof and thereafter, within forty-five days of delivery of such notice, shall pay to Amgen the following one-time milestone payment:

[*****]	US$[*****]
[*****]

Royalties

For each quarter in the term, Company would pay to Amgen, within forty-five (45) days following the end of such quarter, royalties of [*****]% of Net Sales (to be defined as defined in the Collaboration Agreement) of Product(s).

The royalties payable under the Agreement would be subject to an offset equal to [*****]% of any amounts that Company pays to third parties for rights to develop, manufacture or commercialize Product(s) and other customary deductions (including those contained in the Collaboration Agreement).

Exh. A-2

Overview

On a country-by-country and Product-by-Product basis, in the event that (i) the Exploitation of a Product is not Covered by a Valid Claim of a Specified Patent in such country, then the royalty rate set forth above with respect to Net Sales for such Product in such country shall be reduced by [*****]percent ([*****]%), effective as of the date such Product is no longer Covered by a Valid Claim of a Specified Patent in such country; and (ii) a pharmaceutical product which may lawfully be substituted for a Product by a pharmacy or other dispenser without the need for action by a physician is launched in such country, then the royalty rate set forth above with respect to Net Sales for such Product in such country shall be reduced by an additional [*****] percent ([*****]%).

The maximum aggregate royalty reduction pursuant to the provisions above shall be [*****]%.

Notwithstanding the foregoing, Company shall not be entitled to a credit under this provision with respect to any payment obligations due pursuant to the [*****] Agreement.

Royalty Term	Company’s obligation to pay royalties on Net Sales of the Product would terminate on a country by country basis upon the latest of [*****].

Japan Territory	If Product rights in Japan, currently held by [*****], revert to Amgen prior to the [*****], the “Territory” shall include Japan.

Other Terms

The Agreement would be governed by and construed in accordance with the laws of New York, without reference to any rules of conflict of laws.

The Agreement would contain additional terms and conditions that are customary in collaboration and license agreements and that are not inconsistent with the terms set forth herein, including with respect to termination rights and consequences, representations and warranties, indemnification and confidentiality.

Exh. A-3

Exhibit B

Supply Agreement Term Sheet

●	Supply Agreement and Quality Agreement must be executed and in place prior to the first delivery of Drug Product (defined below) to Company.

Term	Description

Supply	Subject to the terms of the Supply Agreement, Amgen shall supply [*****] of Drug Product (defined below) to conduct the Company Development Activities.

Definition of “Drug Product”	“Drug Product” means the Product in filled, unlabeled vials, and placebo product in filled, unlabeled vials.

Cost	Amgen to supply the Drug Product to Company at no cost to Company.

IncoTerm	[*****]. All costs associated with the subsequent transportation, warehousing and distribution of Drug Product shall be borne by Company.

Necessary Approvals	Company will be responsible, at its own cost, for obtaining, maintaining and submitting all Necessary Approvals. Each Party will reasonably cooperate with the other with respect to obtaining, maintaining and submitting all Necessary Approvals. A Qualified Person authorized by Amgen will be responsible for confirmation of Drug Product according to the requirements set out in the European Union cGMPs. The Amgen QP confirmation covering drug substance through drug product, but not covering packaging and labeling, shall be used by Company for certification of the Drug Product for distribution/use in clinical trials in the EU, and to prepare product specification files for AMG 714 and placebo. A QP to QP Agreement will be set forth as a schedule to the Clinical Quality Agreement.

Labeling and Packaging	Company is responsible for labeling and packaging the Drug Product, as set forth in the Quality Agreement. Amgen will discuss with Company, and consider in good faith, facilitating Company’s labeling, packaging and distribution of Drug Product to its sites for as contemplated in the Development Plan.

Specifications; cGMP	Drug Product supplied by Amgen to Company under the Supply Agreement will: (i) conform to the applicable Specifications for Drug Product in effect at the time Drug Product is provided to Company, and (ii) be manufactured in compliance with cGMP in effect at the time Drug Product is provided to Company.

Other Terms

Supply Agreement will be governed by and construed in accordance with the laws of New York, without reference to any rules of conflict of laws.

The Supply Agreement will contain additional terms and conditions that are customary for a transaction of this nature, including forecasting and order lead time requirements, product testing and release, confidentiality, representations and warranties, indemnification, limitations of liability and termination rights and consequences.

Exh. B-1

Exhibit C

Specified Patents

[*****]

Exh. C-1

Exhibit D

Press Release

[Attached]

Exhibit E

Form of Subscription Agreement

THE SHARES OF COMMON STOCK ACQUIRED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, STATE SECURITIES LAWS OR THE LAWS OF ANY COUNTRY OUTSIDE THE UNITED STATES. ISSUANCE OF THE SHARES OF COMMON STOCK IS MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS. THE SHARES OF COMMON STOCK CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED IN COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM. IN ADDITION, TRANSFER OF THE SHARES OF COMMON STOCK WILL BE RESTRICTED UNDER PROVENTION BIO, INC.’S BYLAWS.

PROVENTION BIO, INC.

Form of Common Stock Subscription Agreement

This Subscription Agreement (the “Agreement”) is made and entered into as of the date indicated on the signature page hereto, by and between Provention Bio, Inc., a Delaware corporation (the “Company”), and Amgen, Inc., a Delaware corporation (“Purchaser”);

Whereas, the Company and Purchaser have entered into that certain License and Collaboration Agreement dated as of November __, 2018 (the “License Agreement”) and other ancillary agreements (collectively, with the License Agreement, the “Transaction Documents”) related to the development by Company of the Product(s) (as defined in the License Agreement);

Whereas, Purchaser desires to purchase, and the Company desires to issue and sell, shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Agreement to Sell and Purchase.

A. Subscription and Purchase. Subject to the terms and conditions hereof, at the Closing, Purchaser hereby subscribes for and agrees to purchase from the Company _________ shares of Common Stock (such purchased shares of Common Stock, the “Purchased Common Stock”) at a purchase price of $_______ per share of Common Stock (the “Per Share Price” and the Purchased Common Stock multiplied by the Per Share Price, the “Subscription Amount”).

B. “Limitations. Notwithstanding anything herein to the contrary, the Purchaser shall have no obligation under this Agreement to subscribe for or purchase a number of shares of Common Stock that, after giving effect to such purchase, would cause Purchaser to own more than [*****]% of the Company’s outstanding shares of Common Stock as of the date of such issuance, provided the foregoing shall not relieve Amgen of its obligation to purchase equity securities of the Company up to and including the Purchase Cap subject to the terms and conditions set forth herein and in the Transaction Documents.

II. Closing, Delivery and Payment.

A. Closing. The closing of the sale and purchase of the Purchased Common Stock under this Agreement (the “Closing”) shall take place upon the execution of this Agreement and the applicable Transaction Documents at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland New Jersey 07068 or at such time and place as the Company and Purchaser may mutually agree (such date on which the Closing occurs is hereafter referred to as the “Closing Date”).

B. Purchaser Deliveries. At the Closing, subject to the terms and conditions hereof, the Purchaser will deliver to the Company:

1.	this Agreement duly executed by the Purchaser;

2.	the Subscription Amount by wire transfer of immediately available funds made payable to the Company; and

3.	a Registration Rights Agreement containing substantially the material terms set forth in Registration Rights Term Sheet attached as Exhibit F to the License Agreement, and pursuant to the terms of set forth in the License Agreement (the “Registration Rights Agreement”) duly executed by the Purchaser.

C. Company Deliveries. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser:

1.	this Agreement duly executed by the Company;

2.	a copy of the irrevocable instructions to the Company’s transfer agent instructing such transfer agent to deliver, on an expedited basis, a certificate evidencing the number of Purchased Common Stock, registered in the name of the Purchaser, which shall include the Securities Act Legend and Lockup Legend (each defined below); and

3.	the Registration Rights Agreement duly executed by the Company.

III. Representations and Warranties of the Company.

The Company hereby represents and warrants to Purchaser as of the date of this Agreement as set forth below.

A. Organization, Good Standing and Qualification. The Company and each of the Company’s subsidiaries (each a “Subsidiary”), if any, is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. The Company has all requisite corporate power and authority to (1) own and operate its properties and assets, (2) execute and deliver this Agreement, (3) issue and sell the Purchased Common Stock, (4) carry out the provisions of this Agreement, and (5) carry on its business as presently conducted and as presently proposed to be conducted. The Company and each Subsidiary is duly authorized to do business and is in good standing in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business or its ability to perform its obligations under the Transaction Documents.

B. Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, Board of Directors and shareholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Purchased Common Stock pursuant hereto has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms except (1) as limited by the applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (2) general principles of equity that restrict the availability of equitable remedies.

C. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents it is party to and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) in any material respect, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or Subsidiary is a party or by which any property or asset of the Company or Subsidiary is bound, or affected, or (iii) in any material respect, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Purchaser set forth in Section IV hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company any Subsidiary or their respective securities are subject, including all applicable trading markets), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business or its ability to perform its obligations under the Transaction Documents.

D. The Purchased Common Stock. The Purchased Common Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens (other than restrictions on transfer set forth in this Agreement or imposed by applicable securities laws) and will not be subject to preemptive or similar rights of stockholders.

E. SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the “Commission”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

F. Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a material adverse effect on the Company or its business or its ability to perform its obligations under the Transaction Documents, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Purchased Common Stock contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 trading day prior to the date that this representation is made.

G. Compliance with Laws. Except as described in the SEC Reports, the Company and the Subsidiaries are and at all times have been in full compliance with all statutes, rules, regulations, or guidance that are necessary for the ownership of their respective properties and the conduct of their respective businesses (including, without limitation, those administered by the Food & Drug Administration of the U.S. Department of Health and Human Services (the “FDA”) or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business or its ability to perform its obligations under the Transaction Documents.

H. Brokers. The Company has not retained any investment banker or broker in connection with the transactions contemplated by this Agreement.

IV. Representations and Warranties of the Purchaser.

Purchaser hereby represents and warrants to the Company as follows:

A. Organization; Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The purchase by the Purchaser of the Purchased Common Stock hereunder has been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

B. No Public Sale or Distribution. The Purchaser is acquiring the Purchased Common Stock for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Purchaser does not have a present arrangement to effect any distribution of the Purchased Common Stock to or through any person or entity; provided, however, that by making the representations herein and except as expressly set forth herein, such Purchaser does not agree to hold any of the Purchased Common Stock for any minimum or other specific term and reserves the right to dispose of the Purchased Common Stock at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

C. Purchaser Status. At the time the Purchaser was offered the Purchased Common Stock, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker dealer.

D. Experience of Such Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Stock, and has so evaluated the merits and risks of such investment. The Purchaser understands that it must bear the economic risk of this investment in the Purchased Common Stock indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

E. No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents it is a party to and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational documents of the Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such that are not material and do not otherwise affect the ability of the Purchaser to consummate the transactions contemplated hereby

F. Restricted Securities. The Purchaser understands that the Purchased Common Stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser further understands that the certificates evidencing the Purchased Common Stock, purchased by it will contain the following legend (the “Securities Act Legend”):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS

G. Prohibited Transactions. The Purchaser has not, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with the Purchaser has, engaged in any purchases or sales in the securities, including derivatives, of the Company (including, without limitation, any Short Sales (a “Transaction”) involving any of the Company’s securities) since the time that the Purchaser was first contacted by the Company or any other Person regarding an investment in the Company. The Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with the Purchaser will engage, directly or indirectly, in any Transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.

H. Brokers. Purchaser has not retained any investment banker or broker in connection with the transactions contemplated by this Agreement.

V. Lock-Up.

A. Lock-Up. During the six (6) month period following the Closing, the Purchaser shall not, without the consent of the Company, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Purchased Common Stock (whether any such transaction is to be settled by delivery of Purchased Common Stock, other securities, cash or other consideration) or otherwise dispose (or publicly announce the undersigned’s intention to do any of the foregoing) of, directly or indirectly, any Purchased Common Stock. The Purchaser understands that the certificates evidencing the Purchased Common Stock, purchased by it will include a legend evidencing the lock-up contemplated herein (the “Lock-Up Legend”).

VI. Miscellaneous.

A. Governing Law; Venue. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

B. Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Purchased Common Shares.

C. Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise. This Agreement shall inure to the benefit of successors and assigns of the Company and, subject to the restrictions on transfer described herein, be binding upon Purchaser, Purchaser’s successors and permitted assigns.

D. Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents. At or after the Closing, and without further consideration, the Company will execute and deliver to the Purchaser such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement. This Agreement may not be amended, modified or revoked, in whole or in part, or any provisions hereof waived, except by an agreement in writing signed by each of the parties hereto.

E. Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties can reach a mutually agreeable and enforceable replacement for such provision, then (1) such provision shall be excluded from this Agreement, (2) the balance of the Agreement shall be interpreted as if such provision were so excluded and (3) the balance of the Agreement shall be enforceable in accordance with its terms.

F. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (1) upon personal delivery to the party to be notified, (2) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (3) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

G. Further Assurances. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

H. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

I. Counterparts. This Agreement may be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

J. Replacement of Certificates. If any certificate or instrument evidencing any Purchased Common Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith.

K. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

L. Rules of Construction. The parties hereto agree that they have been represented by counsel of their own choosing during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or any other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Subscription Agreement as of the last date set forth in the spaces provided below on which a party executed this Agreement.

PURCHASER:

I have read and understand the Subscription Agreement contained herein.

Entity:

Amgen, Inc.
Print Name of Purchaser

By:
Name:
Title:

Subscription Amount ($)

Number of Shares of [Common Stock]

Tax ID or SS#

Address and Email Address of Stockholder

Address: Amgen, Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320

Email:

Telephone Number:

Date

In Witness Whereof, the parties hereto have executed this Subscription Agreement as of the last date set forth in the spaces provided below on which a party executed this Agreement.

COMPANY:

PROVENTION BIO, INC.

By:
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

Date:

Address:

Provention Bio Inc

PO Box 666

Oldwick NJ 08858

Email:

Exhibit F

Registration Rights Agreement Term Sheet

Amgen shall be entitled to two demand registration requests and unlimited piggy back rights during the term of the registration rights agreement.

Purchaser shall only be able to request registration and shall only have piggyback rights following the expiration of the lockup period contained in the Subscription Agreement, the form of which is attached to the License Agreement.

The Company may suspend the registration rights for up to any 45 consecutive days or up to 90 days in the aggregate in any year for any significant corporate events of the Company.

The demand and piggyback rights with respect to any tranche of shares received by Amgen shall expire on the earlier of (i) the date on which such shares are registered under the Securities Act of 1933, as amended (the “Act”), or the date on which such shares are saleable without restriction under Rule 144 promulgated under the Act.

In connection with an underwritten offering, Purchaser’s rights shall be subject to standard underwriter restrictions and subject to standard registration cutbacks with the Company and other stockholders requesting demand getting priority in terms of cutbacks.

In connection with registration, Purchaser shall be required to provide standard selling stockholder questionnaire to the Company.

The Company shall pay all expenses of registration and Purchaser pay all expenses of its counsel and any brokerage or underwriting commissions.

Registration Rights Agreement will contain standard indemnification provisions.